                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-32015

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 1, 1997)

TCA CABLE TV, INC.
$200,000,000

6.53% DEBENTURES DUE 2028                                        [LOGO]

The 6.53% Debentures due 2028 (the "Debentures") will mature on February 1, 2028. Interest on the Debentures is payable semiannually on February 1 and August 1 of each year, beginning August 1, 1998. The Debentures will be redeemable, in whole or in part, at the option of TCA Cable TV, Inc. (the "Company"), at any time on or after February 1, 2008, at a redemption price equal to the greater of (i) 100% of their principal amount, and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption, on a semiannual basis, at the Treasury Rate (as defined herein) plus 10 basis points, plus in each case accrued interest thereon to the date of redemption. The Debentures will not be subject to any sinking fund. See "Description of Debentures."

Each holder of Debentures may require the Company to repurchase all or a portion (but only denominations of $1,000 and any integral multiple thereof) of the Debentures owned by such holder (the "Put Option") on February 1, 2008 (the "Put Option Exercise Date") at a purchase price equal to 100% of the principal amount thereof. See "Description of Debentures."

The Debentures will be denominated in principal amounts of $1,000 or multiples thereof and will be represented by Global Securities (as defined herein) registered in the name of a nominee of The Depository Trust Company ("DTC"), as Depositary. Interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as provided herein, Debentures in definitive form will not be issued. Settlement for the Debentures will be made in immediately available funds. The Debentures will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity for the Debentures will therefore settle in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds. See "Description of Debentures -- Same-Day Settlement and Payment" herein.
--------------------------------------------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
                                           PRICE TO                  UNDERWRITING              PROCEEDS TO
                                           PUBLIC(1)                 DISCOUNT(2)               COMPANY(1)(3)
-----------------------------------------------------------------------------------------------------------------------
 PER DEBENTURE                             100%                      0.65%                     99.35%
 TOTAL                                     $200,000,000              $1,300,000                $198,700,000
-----------------------------------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from February 5, 1998.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $700,000.

--------------------------------------------------------------------------------

The Debentures are offered by the Underwriters, subject to prior sale, when, as and if issued by the Company and accepted by the Underwriters, and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Debentures will be made in book-entry form through the facilities of DTC on or about February 5, 1998.

CHASE SECURITIES INC.
                       NATIONSBANC MONTGOMERY SECURITIES LLC
                                          STEPHENS INC.
                                                         UBS SECURITIES

The date of this Prospectus Supplement is February 2, 1998.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBENTURES OFFERED HEREBY, INCLUDING OVERALLOTMENT, STABILIZING TRANSACTIONS AND SYNDICATE SHORT COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE
"UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following information is qualified in its entirety by the more detailed information and financial statements and pro forma financial information appearing elsewhere in this Prospectus Supplement and the Prospectus.

                                  THE COMPANY

OVERVIEW

     TCA Cable TV, Inc. (the "Company") is engaged in the development, operation and management of cable television systems. As of October 31, 1997, based on number of subscribers, the Company is the sixteenth largest cable television operator in the United States, serving approximately 703,000 subscribers through 62 cable television systems with approximately 935,000 homes passed. Over 90% of the Company's subscribers are located in regional clusters, primarily in Texas, Louisiana and Arkansas. The Company also operates clusters in Oklahoma and has one system in each of Idaho, Mississippi and New Mexico. The Company intends to continue to concentrate its activities in these and similar non-urban markets where residents rely on cable television to provide quality reception and services, referred to by the Company as "classic cable markets." In addition, through its wholly owned subsidiary, VPI Communications, Inc., d/b/a CableTime ("CableTime"), the Company is the largest third party turnkey advertising insertion provider serving the cable television industry in the United States.

     The Company has recently been experiencing significant growth in its operations. Over the last three fiscal years, revenues, EBITDA (as herein defined), and net income have grown at annual compound growth rates of 24%, 17% and 22%, respectively. Such growth has resulted primarily from strategic acquisitions, and also from internal subscriber growth, and the introduction of new products and services.

BUSINESS STRATEGY

     The Company's systematic approach of acquiring, operating and developing cable television systems is based on the principal of increasing operating cash flow while maintaining a high standard of subscriber service. In meeting this objective, the Company employs the following strategies:

     Regional Clustering. Over 90% of the Company's subscribers are located in five regional clusters in three states. By acquiring and developing systems in geographic proximity, the Company has realized significant operating efficiencies through the consolidation of various managerial, administrative and technical functions including the ability to serve a number of systems within a single region through a central headend facility. Consistent with its clustering strategy, the Company intends to continue its emphasis on growth regionally through acquisitions of existing systems and is also considering potential joint venture and partnership arrangements with other cable system operators. The formation of TCA Cable Partners II is another example of this clustering strategy. See "-- Recent Developments."

     Technological Innovation and New Services. The Company has actively invested in technological advances and system upgrades over the past several years. The Company considers technological innovation to be an important component of its service offerings and customer satisfaction and is continually evaluating the technical and economic feasibility of providing enhanced or new subscriber services. Such services are expected to include high speed internet access, digital video, expanded pay-per-view and other interactive services. In December 1997, the Company began offering high-speed internet access over its cable plant in select markets and anticipates a broader roll out in 1998. The Company plans to perform test trials with digital compression technology in certain of its systems and expects to launch digital services to its subscribers in fiscal 1998.

     Conservative Capital Structure. The Company adheres to a policy of conservative leverage relative to other cable television operators in the United States. As of October 31, 1997, the Company had a ratio of debt to EBITDA of 2.5x and 3.6x pro forma for the formation of TCA Cable Partners II. By maintaining a conservative capital structure, the Company has been able to generate strong cash flow, which has provided the Company with the flexibility to upgrade its systems and to pursue acquisitions opportunistically.

     Emphasis on Local Subscriber Service. The Company believes that maintaining a strong local presence with a focus on timely subscriber service is a key element to its long-term success. The Company has historically emphasized subscriber service in all facets of its operations and has been recognized by cable industry organizations as an industry leader. In 1995, TCA was awarded the Cable Operator of the Year award by Cablevision Magazine. A cornerstone of the Company's operating strategy is to maintain local offices where the Company can provide timely customer service. In its cable systems, the Company maintains one manager per approximately 10,000 subscribers, which it believes to be among the highest ratios in the industry. The Company strives to respond to service calls on a same day basis and has a policy of calling each subscriber following a service call to determine the level of customer satisfaction. Through these initiatives, the Company has been able to achieve consistently high levels of subscriber satisfaction and the ability to compete more effectively against alternative video entertainment offerings.

     Senior management of the Company is highly experienced in the cable television industry. The Chairman, Chief Executive Officer and President; Chief Financial Officer; and Senior Vice President have spent 17, 13 and 15 years, respectively, with the Company or its predecessors.

     The Company was organized as a Texas corporation in December 1981 to consolidate the ownership of four corporations which had been developing and operating cable systems since 1965, 1973, 1975 and 1976, respectively. The Company completed its initial public offering of common stock in 1982. The principal executive offices of the Company are located at 3015 S.S.E. Loop 323, Tyler, Texas 75701 and the telephone number is (903) 595-3701.

                              RECENT DEVELOPMENTS

     Consistent with the Company's regional clustering strategy, on February 2, 1998 the Company and TCI American Cable Holdings IV, L.P. (the "TCI Affiliate"), an affiliate of Tele-Communications, Inc., formed a partnership, TCA Cable Partners II (the "TCI Transaction"). The Company contributed to TCA Cable Partners II certain cable systems in Texas and New Mexico serving approximately 155,000 subscribers and $46.6 million in unsecured debt and the TCI Affiliate contributed its systems in North Texas and Western Louisiana serving approximately 150,000 subscribers and $247.9 million in unsecured debt, in exchange for an 80% and 20% partnership interest, respectively, in TCA Cable Partners II. The cable systems contributed by the Company and the TCI Affiliate are each valued at approximately $315 million. The Company will finance the TCI Transaction with a portion of the proceeds from a $150 million increase in the Company's principal bank line of credit (the "Primary Credit Facility") and the issuance of $200 million in public debt created by this Offering. Upon the closing of the TCI Transaction, the Company extended a loan to TCA Cable Partners II in the aggregate amount of the unsecured debt of TCA Cable Partners
II. TCA Cable Partners II will in turn use the proceeds of the loan to retire such debt. TCA Cable Partners II will be consolidated in the financial statements of TCA and 20% of the estimated fair value of TCA Cable Partners II net assets will be recorded by the Company as a redeemable minority interest at the acquisition date. The TCI Affiliate has the right to require the Company to purchase the TCI Affiliate's 20% partnership interest at fair market value beginning in February 2003 through February 2023 (the "Put and Call Period"), the termination date of the partnership agreement. The Company has a corresponding right to require the TCI Affiliate to sell its 20% partnership interest in TCA Cable Partners II to the Company at fair market value during the Put and Call Period. TCA Cable Partners II will be managed by the Company. Giving effect to the consummation of the TCI Transaction, the

Company on a pro forma basis serves approximately 850,000 subscribers. See "Unaudited Pro Forma Condensed Consolidated Financial Statements" and "Business -- Recent Developments."

     In September 1997, Mr. Robert M. Rogers, the founder, Chairman of the Board and former Chief Executive Officer, and largest shareholder of the Company, passed away. Approximately 15.2% of the Company's Common Stock (the "Rogers Trust Stock") was bequeathed by Mr. Rogers to a trust (the "Trust"), of which Kanaly Trust Company (the "Rogers Trustee") is trustee. The life beneficiary of the Trust is Robyn M. Rogers, Mr. Rogers' wife, and the remainder beneficiaries are the grandchildren of Mr. Rogers and The Rogers Foundation, a charitable foundation established by Mr. Rogers. Under the terms of Mr. Rogers' will, the executor of Mr. Rogers' estate must, prior to selling any shares of TCA Common Stock owned by the estate, notify the President of the Company and provide the Company with the opportunity to purchase the shares to be sold by the estate at a price per share equal to the greater of (i) the closing price of TCA Common Stock on the date prior to the date that the Company is notified of the proposed sale or (ii) the best price available to the estate from a third party, the price of which is to be contained in the notice to the Company. The Company must exercise its right to purchase the shares within 15 days of the date it receives notice from the executor and must purchase the shares to be purchased within 30 days of the date it receives notice from the executor. The executor of Mr. Rogers' estate is the Rogers Trustee. The Rogers Trustee has indicated that it may sell some or all of the Rogers Trust Stock held by the estate. The estate of Mr. Rogers also owns a 50% interest in Rogers Venture Enterprises, Inc., a corporation that holds 800,000 shares of Common Stock. Louise Rogers, Mr. Rogers' former wife, beneficially owns approximately 13% of the Common Stock of the Company, which percentage does not include the 800,000 shares of Common Stock for which Louise Rogers has historically disclaimed ownership, that are owned by Rogers Venture Enterprises, Inc., a corporation owned 50% by Louise Rogers.

                                  THE OFFERING

Issue......................  $200,000,000 of 6.53% Debentures due 2028

Maturity Date..............  February 1, 2028

Interest Payment Dates.....  February 1 and August 1 of each year, commencing
                             August 1, 1998

Optional Redemption........  The Debentures will be redeemable, in whole or in part, at the option of the Company, at any time on or after February 1, 2008, at a redemption price equal to the greater of (i) 100% of their principal amount, and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption, on a semiannual basis, at the Treasury Rate (as defined herein) plus 10 basis points, plus in each case accrued interest thereon to the date of redemption. See "Description of
                             Notes -- Optional Redemption."

Put Option.................  Each holder of the Debentures may require the
                             Company to repurchase all or a portion (but only denominations of $1,000 and any integral multiple thereof) of the Debentures owned by such holder (the "Put Option") on February 1, 2008 (the "Put Option Exercise Date") at a purchase price equal to 100% of the principal amount thereof, plus accrued interest thereon, subject to certain conditions. See "Description of Notes -- Purchase at Option of Holder."

Ranking....................  The Debentures are senior indebtedness of the
                             Company and will be direct, unsecured obligations of the Company, ranking pari passu with all other unsecured and unsubordinated indebtedness of the Company. The Company is a holding company and the Debentures will be effectively subordinated to all existing and future liabilities, including indebtedness, of the Subsidiaries (as herein defined), including TCA Cable Partners II after closing the TCI Transaction. See "Description of Debt Securities -- Ranking" in the Prospectus.

Covenants..................  The indenture for the Debentures, among other things, contains restrictions (with certain exceptions) on the ability of the Company and its Subsidiaries to: (i) incur Subsidiary Debt or issue Preferred Stock; (ii) incur Liens; (iii) enter into Sale and Leaseback Transactions; and (iv) enter into mergers, consolidations, or sales, leases or transfers of all or substantially all of their assets.

Use of Proceeds............  The estimated $198,000,000 net proceeds from the
                             Offering will be used by the Company to (i) repay approximately $153 million of outstanding indebtedness under the Company's Primary Credit Facility incurred as a part of a loan to TCI Cable Partners II, the proceeds of which will be used to retire debt contributed to that partnership during its formation (the "Partnership Loan") and (ii) fund approximately $45 million of the Partnership Loan directly. See "Use of Proceeds."

                         SUMMARY FINANCIAL INFORMATION

     The historical summary financial information presented below for the years ended October 31, 1997, 1996, 1995, 1994 and 1993 and as of the end of each such fiscal year is derived from the consolidated financial statements of the Company, which have been audited by Coopers & Lybrand L.L.P., independent accountants, and should be read in conjunction with the information and audited consolidated financial statements contained in the Company's Annual Report on Form 10-K for the year ended October 31, 1997 and included elsewhere in this Prospectus Supplement. The pro forma summary financial information presented below for the year ended October 31, 1997 reflects the pro forma effect of the formation of TCA Cable Partners II.

                                                         YEAR ENDED OCTOBER 31
                                   ------------------------------------------------------------------
                                                               HISTORICAL
                                   ------------------------------------------------------------------
                                   PRO FORMA
                                      1997         1997       1996       1995     1994(1)      1993
                                   ----------    --------   --------   --------   --------   --------
                                      (DOLLARS IN THOUSANDS EXCEPT PER SHARE AND SUBSCRIBER DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.........................  $  375,536    $307,501   $253,308   $190,708   $162,300   $152,291
Operating expenses:
  Salaries, wages and benefits...         (A)      56,489     43,582     32,814     29,341     26,103
  Programming costs..............         (A)      81,011     61,792     43,714     36,477     33,022
  Other operating expenses.......     171,443(A)   10,307      8,444      6,641      5,808      5,026
  Selling, general and
    administrative...............      37,167      23,818     19,979     13,374     11,086     10,470
  Depreciation and
    amortization.................      54,099      44,255     37,524     28,352     33,636     33,330
                                   ----------    --------   --------   --------   --------   --------
Operating income.................     112,827      91,621     81,987     65,813     45,952     44,340
Other income.....................          79         390        333        353      1,663        321
Interest expense.................      39,417      22,182     21,932     13,848      9,748     10,971
Minority interest(2).............      10,967       7,089      3,248         --         --         --
                                   ----------    --------   --------   --------   --------   --------
Income before income taxes.......      62,522      62,740     57,140     52,318     37,867     33,690
Income taxes.....................      25,095      24,600     22,200     21,029     14,892     13,241
                                   ----------    --------   --------   --------   --------   --------
Net income.......................  $   37,427    $ 38,140   $ 34,940   $ 31,289   $ 21,075   $ 20,449
                                   ==========    ========   ========   ========   ========   ========
Earnings per common share........  $     1.50    $   1.53   $   1.41   $   1.27   $   0.86   $   0.83
Average shares outstanding.......      24,917      24,917     24,749     24,582     24,638     24,638
BALANCE SHEET DATA:
Total assets.....................  $1,040,637    $721,132   $663,997   $454,089   $286,213   $288,077
Term debt........................  $  566,131    $317,025   $314,493   $262,213   $126,447   $143,253
Shareholders' equity.............  $  170,667    $170,667   $146,332   $118,148   $ 98,897   $ 90,251
OTHER OPERATING AND FINANCIAL
  DATA:
EBITDA(3)........................  $  156,038    $129,177   $116,596   $ 94,518   $ 81,251   $ 77,991
EBITDA as a percentage of
  revenues.......................        41.6%       42.0%      46.0%      49.6%      50.1%      51.2%
Ratio of EBITDA to interest
  expense........................         4.0x        5.8x       5.3x       6.8x       8.3x       7.1x
Ratio of debt to EBITDA..........         3.6x        2.5x       2.7x       2.8x       1.6x       1.8x

---------------

(A) Other operating expenses (pro forma 1997) include salaries, wages and benefits; programming costs; and other operating expenses.

                                                                    YEAR ENDED OCTOBER 31
                                                --------------------------------------------------------------
                                                                          HISTORICAL
                                                --------------------------------------------------------------
                                                   1997         1996         1995         1994         1993
                                                ----------   ----------   ----------   ----------   ----------
                                                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AND SUBSCRIBER DATA)
OTHER OPERATING AND FINANCIAL DATA:
Capital expenditures(4).......................    $ 51,763     $ 45,902     $ 39,766     $ 28,453     $ 21,658
Ratio of earnings to fixed charges(5).........         3.8x         3.6x         4.7x         4.8x         4.0x
OPERATING STATISTICS:
Homes passed(6)...............................     935,438      891,458      761,621      651,250      649,415
  Basic subscribers(7)(8).....................     702,659      670,500      573,951      486,852      476,312
  Basic penetration(8)(9).....................          75%          75%          75%          75%          73%
Premium units(7)(9)...........................     417,423      390,457      356,836      321,076      255,101
  Premium penetration(9)......................          59%          58%          62%          66%          54%
Annual EBITDA per subscriber(8)...............    $ 175.25     $ 174.44     $ 172.16     $ 162.12     $ 161.71
Average monthly revenue per
  subscriber(8)(10)...........................    $  30.81     $  29.06     $  27.80     $  26.04     $  25.71

---------------

 (1) The Company adopted Statement on Financial Accounting Standards No. 109, "Accounting for Income Taxes" during the first quarter of 1994 by recognizing a one-time cumulative effect adjustment which reduced net income by $1.9 million.

 (2) Minority interest results from TCA Cable Partners, which was formed in May 1996 when the Company and Donrey contributed certain systems in exchange for 75% and 25% partnership interests, respectively. Donrey has the right to require TCA to purchase such partner's 25% partnership interest and TCA has a corresponding right to require Donrey to sell such 25% partnership interest to TCA. See "Business -- Development of Cable Systems." The pro forma 1997 minority interest includes TCA Cable Partners II, which was formed on February 2, 1998 when the Company and the TCI Affiliate contributed certain systems and debt in exchange for 80% and 20% partnership interests, respectively. The TCI Affiliate has the right to require TCA to purchase such partner's 20% partnership interest and TCA has a corresponding right to require the TCI Affiliate to sell such 20% partnership interest to TCA. See "Business -- Recent Developments."

 (3) "EBITDA" means earnings before interest, taxes, depreciation and amortization. EBITDA is included as supplemental disclosure because it is commonly used by certain investors and analysts to analyze and compare operating performance, and to determine a company's ability to service and incur debt. EBITDA, however, should not be considered in isolation, or as a substitute for, net income, cash flow provided by operating activities or other income, or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

 (4) Capital expenditures do not include acquisitions by the Company.

 (5) The ratio of earnings to fixed charges is computed by dividing fixed charges into the sum of (a) income (loss) before cumulative effects of changes in accounting principles, less capitalized interest, and with adjustments to reflect appropriately the Company's majority-owned, 50%-owned affiliates, and minority owned affiliates, (b) income taxes and
     (c) fixed charges. Fixed charges consist of interest on all indebtedness and the interest component of operating rents.

 (6) A home is deemed "passed" if it can be connected to the distribution system without further extension of transmission lines.

 (7) A dwelling with one or more television sets connected to a system is counted as one subscriber.

 (8) All numbers have been restated to reflect the use of Equivalent Billing Units, which are calculated by dividing the basic service revenue by the base rate on commercial accounts and adding the number of residential accounts. Multiple-outlet subscribers at higher rates than the base rate make up the difference. Annual EBITDA per subscriber is derived by dividing cable segment EBITDA by the weighted average number of basic subscribers during the twelve month period ended October 31 for each year presented.

 (9) Premium units are calculated based on the number of premium services subscribed to per basic subscriber. Premium penetration equals the ratio of premium units to basic subscribers. Premium services include single channel services offered for a monthly fee per channel and each channel offered in a package.

(10) Excludes advertising revenues for subscribers that are not the Company's subscribers.

                                USE OF PROCEEDS

     The net proceeds from the sale of Debentures offered hereby, estimated to be approximately $198,000,000 after deducting discounts and estimated fees and expenses in connection therewith, will be used to (i) repay outstanding indebtedness of approximately $153 million under the Company's Primary Credit Facility, incurred as part of a loan to TCA Cable Partners II the proceeds of which will be used to retire a portion of the aggregate amount of the unsecured debt contributed to TCA Cable Partners II during its formation (the "Partnership Loan"), and (ii) fund approximately $45 million of the Partnership Loan directly. See "Business -- Recent Developments." In January 1998, the Company increased the Primary Credit Facility bearing interest at a weighted average rate of 6.4% at October 31, 1997 to $350 million. Repayment of such indebtedness will provide availability under the Primary Credit Facility for borrowing for general corporate purposes, which may include acquisitions and stock repurchases. See "Business -- Recent Developments." The Company's net borrowings under the Primary Credit Facility increased by approximately $15 million in fiscal 1997. The purpose of such borrowings in 1997 was primarily to fund acquisitions. Pending such application of proceeds, the Company will invest the proceeds from the Offering in certificates of deposit, United States government securities or certain other interest bearing securities. See "Underwriting."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of October 31, 1997, (i) on an actual basis and (ii) as adjusted on a pro forma basis to give effect to the formation of TCA Cable Partners II and the application of the proceeds from the Offering. See "Use of Proceeds."

                                                                 OCTOBER 31, 1997
                                                              -----------------------
                                                                           PRO FORMA
                                                                               AS
                                                               ACTUAL       ADJUSTED
                                                              ---------    ----------
                                                              (DOLLARS IN THOUSANDS)
DEBT:
  Short-term debt, including current portion of long-term
     debt...................................................   $ 35,009     $ 35,009
  Long-term debt, net of current portion:
     Primary Credit Facility................................    170,000      219,106
     9% Notes due 1999......................................     12,000       12,000
     7.26% Notes due 2005...................................    100,000      100,000
     6.53% Debentures due 2028..............................                 200,000
     Other..................................................         16           16
                                                               --------     --------
     Total long-term debt...................................    282,016      531,122
     Redeemable minority interest...........................    122,637      189,737
SHAREHOLDERS' EQUITY:
  Common Stock, par value $0.10; 60,000,000 shares
     authorized; 24,991,048 shares issued...................      2,499        2,499
  Additional paid-in capital................................     51,846       51,846
  Retained earnings.........................................    119,108      119,108
  Less treasury stock at cost, 113,000 shares...............     (2,786)      (2,786)
                                                               --------     --------
  Total shareholders' equity................................    170,667      170,667
                                                               --------     --------
TOTAL CAPITALIZATION........................................   $610,329     $926,535
                                                               ========     ========

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated financial statements give effect to the formation of TCA Cable Partners II as described in Recent Developments herein.

     These pro forma financial statements should be read in conjunction with the historical financial statements of the Company and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus Supplement. The pro forma financial statements do not reflect any incremental sales or cost savings that the Company may achieve from the combination. The pro forma financial statements do not purport to be indicative of the results which actually would have been obtained if TCA Cable Partners II had been effected on the dates indicated or of the results which may be obtained in the future.

     Although information as to the fair values, for purchase accounting purposes, of the business of TCA Cable Partners II, individual assets and liabilities is not complete, a preliminary estimate of the allocation of the purchase price was made on the basis of available information. The actual allocation of the purchase price may be different from that reflected in the pro forma condensed consolidated financial statements. Such differences would result from adjustments in the purchase price and refinements in the estimates of fair values of the net assets acquired. However, the Company does not expect such adjustments and refinements in estimates to materially affect the pro forma information as presented.

                      TCA CABLE TV, INC. AND SUBSIDIARIES

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                     ASSETS

                                              TCA SYSTEMS
                            TCA CABLE        SEPTEMBER 30,      PRO FORMA
                         OCTOBER 31, 1997        1997          ADJUSTMENTS           TOTAL
                         ----------------    -------------    -------------      --------------
Cash...................    $  3,270,190      $    118,000     $                  $    3,388,190
Accounts receivable,
  subscribers..........      15,852,757         2,176,000                            18,028,757
Accounts receivable,
  other................       1,017,070                                               1,017,070
Income tax
  receivable...........         529,830                                                 529,830
Property, plant and
  equipment, at cost...     437,246,720        91,618,000       (44,368,000)(a)     484,496,720
Less accumulated
  depreciation.........    (208,416,640)      (42,389,000)       42,389,000(a)     (208,416,640)
                           ------------      ------------     -------------      --------------
                            228,830,080        49,229,000        (1,979,000)        276,080,080
Intangibles, net.......     464,602,414       145,597,000       122,153,000(a)      732,352,414
Prepaid expenses and
  other assets.........       7,029,979           211,000         2,000,000(b)        9,240,979
                           ------------      ------------     -------------      --------------
                           $721,132,320      $197,331,000     $ 122,174,000      $1,040,637,320
                           ============      ============     =============      ==============
                                          LIABILITIES
Accounts payable.......    $ 12,047,781      $  3,299,000     $                  $   15,346,781
Accrued expenses.......      23,653,545                                              23,653,545
Subscriber advance
  payments.............       3,522,240                                               3,522,240
Deferred income taxes..      71,580,000        65,009,000       (65,009,000)(c)      71,580,000
Term debt..............     317,025,181                         249,106,000(d)      566,131,181
                           ------------      ------------     -------------      --------------
                            427,828,747        68,308,000       184,097,000         680,233,747
Redeemable minority
  interest.............     122,636,878                          67,100,000(e)      189,736,878
                                     SHAREHOLDERS' EQUITY
Common stock...........       2,499,105                                               2,499,105
Additional paid-in
  capital..............      51,845,522                                              51,845,522
Retained earnings......     119,108,443        42,300,000       (42,300,000)(f)     119,108,443
Due to TCI
  Communications,
  Inc..................                        86,723,000       (86,723,000)(f)
                           ------------      ------------     -------------      --------------
                            173,453,070       129,023,000      (129,023,000)        173,453,070
Less treasury stock at
  cost.................      (2,786,375)                                             (2,786,375)
                           ------------      ------------     -------------      --------------
                            170,666,695       129,023,000      (129,023,000)        170,666,695
                           ------------      ------------     -------------      --------------
                           $721,132,320      $197,331,000     $ 122,174,000      $1,040,637,320
                           ============      ============     =============      ==============

                             See Accompanying Notes

                      TCA CABLE TV, INC. AND SUBSIDIARIES

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                            TCA CABLE           TCA SYSTEMS
                            YEAR ENDED           YEAR ENDED         PRO FORMA
                         OCTOBER 31, 1997    SEPTEMBER 30, 1997    ADJUSTMENTS          TOTAL
                         ----------------    ------------------    ------------      ------------
Revenues...............    $307,501,312         $ 68,035,000       $                 $375,536,312
                           ------------         ------------       ------------      ------------
Operating expenses:
  Other operating
     expenses (*)......     147,806,854           23,636,000                          171,442,854
  Selling, general and
     administrative....      23,817,927           13,349,000                           37,166,927
  Depreciation and
     amortization......      44,255,420           12,099,000         (2,255,250)(g)    54,099,170
                           ------------         ------------       ------------      ------------
                            215,880,201           49,084,000         (2,255,250)      262,708,951
                           ------------         ------------       ------------      ------------
Operating income.......      91,621,111           18,951,000          2,255,250       112,827,361
Other income...........         389,768             (311,000)                              78,768
Interest expense.......     (22,182,337)                            (16,444,572)(h)   (39,416,909)
                                                                       (790,000)(h)
Minority interest......      (7,088,633)                             (3,878,201)(i)   (10,966,834)
                           ------------         ------------       ------------      ------------
     Income before
       income taxes....      62,739,909           18,640,000        (18,857,523)       62,522,386
Provision for income
  taxes................      24,600,000            7,887,000         (7,392,149)(j)    25,094,851
                           ------------         ------------       ------------      ------------
          Net income...    $ 38,139,909         $ 10,753,000       $(11,465,374)     $ 37,427,535
                           ============         ============       ============      ============
Earnings per common
  share................    $       1.53                                              $       1.50
                           ============                                              ============

---------------

(*) Includes salaries, wages and benefits; programming costs; and other operating expenses.

                             See Accompanying Notes

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     On February 2, 1998, the Company and TCI American Cable Holdings IV, L. P. (the "TCI Affiliate"), an affiliate of Tele-Communications, Inc., formed a partnership, TCA Cable Partners II (the "TCI Transaction"). The Company contributed to TCA Cable Partners II certain cable systems in Texas and New Mexico serving approximately 155,000 subscribers and $46.6 million in unsecured debt and the TCI Affiliate contributed its systems in North Texas and Western Louisiana serving approximately 150,000 subscribers and $247.9 million in unsecured debt, in exchange for an 80% and 20% partnership interest, respectively, in TCA Cable Partners II. The cable systems contributed by the Company (the "Company Systems") and the TCI Affiliate (the "TCA Systems") are each valued at approximately $315 million. The Company will finance the TCI Transaction with a portion of the proceeds from a $150 million increase in the Company's Primary Credit Facility and the issuance of $200 million in public debt. Upon the closing of the TCI Transaction, the Company extended a loan to TCA Cable Partners II in the aggregate amount of the unsecured debt of TCA Cable Partners II. TCA Cable Partners II will in turn use the proceeds of the loan to retire such debt. TCA Cable Partners II will be consolidated in the financial statements of TCA and 20% of the estimated fair value of TCA Cable Partners II net assets will be recorded by the Company as a redeemable minority interest at the acquisition date. The TCI Affiliate has the right to require the Company to purchase the TCI Affiliate's 20% partnership interest at fair market value beginning in February 2003 through February 2023 (the "Put and Call Period"), the term of the partnership agreement. The Company has a corresponding right to require TCI to sell its 20% partnership interest in TCA Cable Partners II to the Company at fair market value during the Put and Call Period. TCA Cable Partners II will be managed by the Company. Giving effect to the TCI Transaction, the Company on a pro forma basis serves approximately 850,000 subscribers.

     The unaudited pro forma condensed consolidated balance sheet combines the Company's October 31, 1997 consolidated balance sheet and the TCA Systems September 30, 1997 combined balance sheet assuming the TCI Transaction occurred on October 31, 1997. The unaudited pro forma condensed consolidated statement of operations combines the Company's consolidated statement of operations for the year ended October 31, 1997 and the TCA Systems combined statement of operations for the year ended September 30, 1997 assuming the TCI Transaction occurred on November 1, 1996. The fiscal year of the TCA Systems is December 31. The amounts reported in the TCA Systems combined statement of operations for the twelve month period ended September 30, 1997 represents the operating results for the nine months ended September 30, 1997 plus the difference between the TCA Systems operating results for the twelve months ended December 31, 1996 and the operating results for the nine months ended September 30, 1996.

     A description of the related pro forma adjustments is set forth below:

        (a) Record the TCA Systems property, plant and equipment and intangibles at their estimated fair value

        (b)    Record estimated debt issuance costs

        (c)    Eliminate TCA Systems deferred income taxes

        (d) Record incremental borrowings: $200 million of Debentures due 2028 and $49,106,000 Primary Credit Facility

        (e) Record redeemable minority interest at 20% of total estimated fair value of TCA Cable Partners II net assets of $335,500,000

        (f) Eliminate TCA Systems retained earnings and due to TCI Communications, Inc.

        (g) Adjust depreciation and amortization of TCA Systems property, plant and equipment and intangibles based on estimated fair values of $47,250,000 and $267,750,000, respectively, and estimated useful lives of 15 and 40 years, respectively

          (h) Record interest expense on incremental borrowings and amortization of related Treasury Locks termination cost ($7,900,000) as follows:

           $200,000,000 Debentures due 2028 at 6.7%(*)
           $49,106,000 Primary Credit Facility at 6.2%(*)
           $7,900,000 Treasury Locks termination cost over 10 years

           (*) estimated interest rates include amortization of debt issuance costs

          (i) Record minority interest in TCA Cable Partners II income as follows:

            TCA Systems income before income taxes......................  $ 18,640,000
            Company Systems income before income taxes..................    18,852,526
            Interest on TCA contributed debt of $46,600,000 at 6.7%.....    (3,122,200)
            Pretax impact of statement of operations pro forma
              adjustments (excluding minority interest).................   (14,979,322)
                                                                          ------------
                                                                          $ 19,391,004
            TCA Cable Partners II pro forma income before income
              taxes.....................................................           X20%
                                                                          ------------
            Minority interest in TCA Cable Partners II pro forma
              earnings..................................................  $  3,878,201
                                                                          ============

          (j) Tax effect pro forma adjustments at the Company's effective tax rate of 39.2%

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with, and is qualified in its entirety by reference to, the audited consolidated financial statements and unaudited pro forma financial statements of the Company appearing elsewhere in this Prospectus Supplement.

OVERVIEW

     The Company is engaged in the development, operation and management of cable television systems. As of October 31, 1997, based on number of subscribers, the Company is the sixteenth largest cable television operator in the United States serving approximately 703,000 subscribers through 62 cable television systems with approximately 935,000 homes passed. Over 90% of the Company's subscribers are located in regional clusters primarily in Texas, Louisiana and Arkansas. The Company also operates clusters in Oklahoma and has one system in each of Idaho, Mississippi and New Mexico. The Company intends to continue to concentrate its activities in these and similar non-urban markets where residents rely on cable television to provide quality reception and services, referred to by the Company as "classic cable markets." In addition, through its wholly owned subsidiary, VPI Communications, Inc., d/b/a CableTime ("CableTime"), the Company is the largest third party turnkey advertising insertion provider serving the cable television industry in the United States.

     The Company has recently been experiencing significant growth in its operations. Over the last three fiscal years, revenues, EBITDA (as herein defined), and net income have grown at annual compound growth rates of 24%, 17% and 22%, respectively. Such growth has resulted primarily from strategic acquisitions, and also from internal subscriber growth, and the introduction of new products and services.

     The Company's cable revenues are derived from subscriber fees for basic, expanded basic, premium and pay-per-view television services, cable installation fees, long distance and internet access fees and the sale of local advertising time on its cable systems. Cable revenues for the year ended October 31, 1997 increased 16% (8% excluding acquisitions) compared to the same period for 1996, and represented 83% of the Company's total revenues in fiscal 1997.

     The Company also derives revenues from CableTime. For the fiscal year ended October 31, 1997, advertising insertion revenues represented 17% of the Company's total revenues. As of October 31, 1997, CableTime provided services to 82 cable television operators in 467 markets, including the Company's systems, collectively reaching approximately 2.9 million subscribers. CableTime revenues for the year ended October 31, 1997 increased 54% (38% excluding acquisitions) compared to the same period for 1996. During the three year period from November 1, 1994 through October 31, 1997, CableTime's revenues increased at a compound annual growth rate of 62%, primarily as a result of CableTime's acquisition of Cable One Corporation, an advertising insertion company based in Pennsylvania ("Cable One") in May 1996, and greater demand for advertising insertion services by cable system operators.

FINANCIAL HIGHLIGHTS

     The following table provides segment information for the periods indicated.

                                                                     ADVERTISING
                                                          CABLE       INSERTION       TOTAL
                                                         --------    -----------    ----------
                                                                (DOLLARS IN THOUSANDS)
PRO FORMA YEAR ENDED OCTOBER 31, 1997:(1)
  Revenues.............................................  $321,848      $53,688      $  375,536
  Operating income.....................................   105,924        6,903         112,827
  Depreciation and amortization........................    52,124        1,975          54,099
  Identifiable assets..................................  1,008,632      32,005       1,040,637
YEAR ENDED OCTOBER 31, 1997:
  Revenues.............................................  $253,813      $53,688      $  307,501
  Operating income.....................................    84,718        6,903          91,621
  Depreciation and amortization........................    42,280        1,975          44,255
  Capital expenditures, including acquisitions.........    58,340        3,410          61,750
  Identifiable assets..................................   689,127       32,005         721,132
YEAR ENDED OCTOBER 31, 1996:
  Revenues.............................................  $218,386      $34,922      $  253,308
  Operating income.....................................    75,899        6,088          81,987
  Depreciation and amortization........................    36,255        1,269          37,524
  Capital expenditures, including acquisitions.........    68,631        4,932          73,563
  Identifiable assets..................................   635,972       28,025         663,997
YEAR ENDED OCTOBER 31, 1995:
  Revenues.............................................  $172,822      $17,887      $  190,709
  Operating income.....................................    61,494        4,319          65,813
  Depreciation and amortization........................    27,350        1,001          28,351
  Capital expenditures, including acquisitions.........    60,106          803          60,909
  Identifiable assets..................................   441,619       12,470         454,089

---------------

(1) Reflects the pro forma effect of the formation of TCA Cable Partners II, which was formed on February 2, 1998. See "Business -- Recent Developments."

     The following table sets forth for the periods indicated certain operations data expressed as a percentage of total revenues.

                                                               PERCENTAGE OF REVENUES FOR
                                                                 YEAR ENDED OCTOBER 31,
                                                               ---------------------------
                                                               1997       1996       1995
                                                               -----      -----      -----
Revenues from:
  Basic and expanded basic subscriptions....................    62.9%      65.7%      66.7%
  Premium and pay-per-view..................................    13.1       14.9       17.1
  Advertising(1)............................................    18.1       14.5       10.9
  Other sources.............................................     5.9        4.9        5.3
                                                               -----      -----      -----
          Total revenues....................................   100.0%     100.0%     100.0%
Operating expenses:
  Salaries, wages and benefits..............................    18.4%      17.2%      17.2%
  Programming costs.........................................    26.3       24.4       22.9
  Other operating expenses..................................     3.4        3.3        3.5
  Selling, general and administrative.......................     7.7        7.9        7.0
  Depreciation and amortization.............................    14.4       14.8       14.9
                                                               -----      -----      -----
          Total operating expenses..........................    70.2%      67.6%      65.5%

                                                               PERCENTAGE OF REVENUES FOR
                                                                 YEAR ENDED OCTOBER 31,
                                                               ---------------------------
                                                               1997       1996       1995
                                                               -----      -----      -----
Operating income............................................    29.8%      32.4%      34.5%
Other income................................................      .1         .1         .2
Other expenses:
  Interest expense..........................................     7.2        8.6        7.3
  Minority interest.........................................     2.3        1.3         --
  Income tax................................................     8.0        8.8       11.0
                                                               -----      -----      -----
Net income..................................................    12.4%      13.8%      16.4%

---------------

(1) Includes revenues from both the Company's cable advertising business and net cable advertising revenues from third parties.

                                                              PERCENTAGE OF REVENUES FOR PRO FORMA
                                                                     YEAR ENDED OCTOBER 31,
                                                                            1997(1)
                                                              ------------------------------------
Revenues....................................................                 100.0%
Operating expenses..........................................                  70.0
Operating income............................................                  30.0
Net income..................................................                  10.0

---------------

(1) Reflects the pro forma effect of the formation of TCA Cable Partners II, which was formed on February 2, 1998. See "Business -- Recent Developments."

  Year Ended October 31, 1997 Compared to Year Ended October 31, 1996

     Revenues. Revenues increased by $54.2 million, or 21.4%, during the year ended October 31, 1997 compared to the year ended October 31, 1996. Management attributes approximately $15.3 million, or 28.2%, of the revenue increase to internal growth in cable systems; $16.2 million, or 29.9%, to cable system acquisitions; $9.9 million, or 18.3%, to internal growth in the Company's advertising insertion business; $8.9 million, or 16.4%, to advertising insertion acquisitions; and $3.9 million, or 7.2%, to long distance and internet access.

     Revenues from basic and expanded basic cable television subscriptions increased $26.9 million, or 16.1%, during the year ended October 31, 1997 compared to the year ended October 31, 1996. As a percentage of revenues, revenues from basic and expanded basic subscriptions decreased to 62.9% of revenues for 1997 compared to 65.7% for 1996. Revenues from premium subscriptions and pay-per-view increased $2.5 million, or 6.7%, during 1997 compared to 1996. As a percentage of revenues, revenues from premium subscriptions and pay-per-view decreased to 13.1% during 1997 compared to 14.9% during 1996. The reduced percentages of revenues attributable to basic, expanded basic, premium subscriptions and pay-per-view are the result of the increased significance of cable advertising insertion revenues to the Company. Cable advertising insertion revenues, including revenues from both the Company's cable advertising business and net cable advertising revenues from third parties, increased by approximately $19.0 million, or 51.9%, to $55.6 million for the year ended October 31, 1997 compared to $36.6 million for the year ended October 31, 1996. As a percentage of revenues, cable advertising revenues increased to 18.1% during 1997 compared to 14.5% during 1996. Other revenues increased $5.8 million, or 46.9%, during 1997 compared to 1996 primarily due to the addition of $3.9 million of long distance and internet access revenues. As a percentage of revenues, revenues from other sources increased to 5.9% in 1997 compared to 4.9% in 1996.

     Expenses. Operating expenses increased $44.6 million, or 26.0%, in fiscal 1997 compared to fiscal 1996. As a percentage of revenues, operating expenses increased to 70.2% for fiscal 1997 compared to 67.6% for fiscal 1996, reflecting the increased significance of the Company's cable advertising insertion business, which experiences lower margins than the Company's cable system operations. The increase in operating expenses during the year ended October 31, 1997 is primarily due to the acquisitions of cable systems and the increase in the cable advertising insertion business relative to the cable business.

     Salaries, wages and benefits increased $12.9 million, or 29.6%, during fiscal 1997 compared to fiscal 1996. As a percentage of revenues, salaries, wages and benefits were 18.4% for fiscal 1997 compared to 17.2% for fiscal 1996. Programming costs increased $19.2 million, or 31.1%, during fiscal 1997 compared to fiscal 1996. As a percentage of revenues, programming costs were 26.3% for fiscal 1997 and 24.4% for fiscal 1996. The increase in programming costs is the result of increases of $10.0 million in cable programming costs, $6.6 million in the Company's payments to other cable operators of a percentage of advertising sales and $2.6 million in network access fees in the long distance business. Other operating expenses increased $1.9 million, or 22.1%, during fiscal 1997 compared to fiscal 1996. As a percentage of revenues, other operating expenses were 3.4% for fiscal 1997 and 3.3% for fiscal 1996. Selling, general and administrative expenses increased $3.8 million, or 19.2%, during fiscal 1997 when compared to fiscal 1996. As a percentage of revenues, selling, general and administrative expenses were 7.7% for fiscal 1997 and 7.9% for fiscal 1996. Depreciation and amortization increased $6.7 million, or 17.9%, during fiscal 1997 when compared to fiscal 1996. As a percentage of revenues, depreciation and amortization was 14.4% for fiscal 1997 and 14.8% for fiscal 1996.

     Interest expense increased $0.2 million, or 1.1%, in fiscal 1997 compared to fiscal 1996 as a result of increased borrowings to fund acquisitions. The Company's weighted average interest rate approximated 6.8% at both October 31, 1997 and 1996.

     Income Taxes. The Company's provision for income taxes was $24.6 million and $22.2 million in fiscal 1997 and 1996, respectively. The increase in taxes of 10.8% in fiscal 1997 compared to fiscal 1996 was a result of a 9.8% increase in income before income tax and an increase in the effective tax rate to 39.2% in fiscal 1997 compared to 38.9% for fiscal 1996.

     Minority Interest. Minority interest in earnings related to TCA Cable Partners was $7.1 million for fiscal 1997 and $3.2 million for 1996. See "Business -- Development of Cable Systems."

LIQUIDITY AND CAPITAL RESOURCES

     The Company has historically been able to meet its current and long-term liquidity and capital requirements, including dividends and fixed charges, through cash flow generated from operating activities, existing cash, bank lines of credit and other external financing.

     Net cash flow from operating activities increased 11.4% to $100.9 million in fiscal 1997 from $90.5 million in fiscal 1996. The increase was principally due to cable system acquisitions and internal growth in cable operations.

     At October 31, 1997, the Company had $193.0 million in borrowings under its bank credit facilities. The Company had $170 million borrowed under the Primary Credit Facility which provides for up to $200 million in borrowings by the Company and expires on June 30, 2002 with 16 quarterly commitment reductions commencing September 1998. The Primary Credit Facility provides for interest to be paid quarterly at prime or LIBOR plus an applicable margin. Additionally, in connection with the TCI Acquisition, the Company increased the Primary Credit Facility by $150 million. At October 31, 1997 the Company also had $23.0 million borrowed under additional credit facilities with two banks (the "Southside Credit Facility" and the "Tyler Credit Facility" and together with the Primary Credit Facility, the "Bank Credit Facilities") that provided for up to $4.0 million and $25.0 million in borrowings by the Company and expire March 1998 and June 1999, respectively. The Company increased the Tyler Credit Facility by $15 million in January 1998. It is anticipated that amounts available under the Tyler facility, will be used for general corporate purposes. During fiscal years 1997, 1996 and 1995, the Company borrowed approximately $108.9 million, $157.6 and

$315.8 million, respectively, and repaid approximately $106.4 million, $105.3 million, and $180.0 million, respectively. At October 31, 1997, the Company's bank debt carried a weighted average interest rate of 6.4%. See "Use of Proceeds."

     On September 27, 1989, the Company completed a $100 million private placement of debt securities due August 1999 bearing an interest rate of 9.0%. The terms of the securities call for the repayment of principal in semiannual installments beginning February 1993. In addition, on June 23, 1995, the Company completed a $100 million private placement of debt securities due June 2005 bearing an interest rate of 7.26%. The terms of these securities call for the repayment of principal in annual installments beginning in June 1999.

     The Company believes that EBITDA, defined as earnings before interest, taxes, depreciation and amortization, and related measures of cash flow serve as important financial analysis tools for measuring and comparing cable television companies in several areas, such as liquidity, operating performance and leverage. The Company's ratio of indebtedness to EBITDA was 2.5x, 2.7x and 2.8x in the fiscal years ended 1997, 1996 and 1995, respectively. The Company's interest coverage ratio, defined as the ratio of EBITDA to total interest expense, was 5.8x, 5.3x and 6.8x in the fiscal years ended 1997, 1996 and 1995, respectively.

     The Company's capital expenditures totaled $51.8 million in fiscal 1997, $45.9 million in fiscal 1996 and $39.8 million in fiscal 1995. Funds were applied primarily toward the upgrade of the Company's cable systems and the purchase of subscriber equipment, including converter boxes. The Company has principally financed its capital expenditures through funds generated by its operating activities, and to a lesser extent, by bank borrowings and private placements of debt securities. The Company expects to continue the upgrade of its cable systems in 1998 and anticipates total capital expenditure requirements in fiscal 1998 to be comparable to levels experienced in 1997.

     As part of the Company's growth strategy the Company has been actively acquiring cable systems which meet the Company's acquisition criteria. The Company has funded its acquisitions through internally generated funds, private placements of debt securities, bank financing and capital contributions from DR Partners ("Donrey"), a partnership under common control with Stephens Inc., one of the Underwriters of this Offering. Donrey contributed five cable systems in Arkansas serving approximately 60,000 subscribers at the formation of TCA Cable Partners. See "Business -- Development of Cable Systems" and "Underwriting." In fiscal years 1997, 1996 and 1995, the Company expended approximately $41.2 million, $78.1 million and $150.7 million, respectively, on cable system acquisitions. The Company anticipates the acquisition of additional systems in selected markets in the future. See "Business -- Development of Cable Systems" and "Underwriting."

     Also on May 1, 1996, the Company acquired Cable One, a cable television advertising sales company based in Williamsport, Pennsylvania. Cable One represents approximately 200 cable television systems serving approximately 1.2 million subscribers primarily in the Northeastern United States. The Company issued 266,667 shares of its Common Stock (159,828 shares of which were issued from treasury), valued at $8 million at the acquisition date, for 100% of the stock of Cable One. Acquired intangibles accounted for approximately $6 million of the $8 million purchase price. The Company also paid $1.8 million for a non-compete agreement. Cable One is managed by TCA's advertising sales subsidiary, Cable Time.

     The Company paid dividends on its Common Stock totaling approximately $15.9 million, or $0.64 per share, in fiscal 1997, and $13.8 million, or $0.56 per share, in fiscal 1996 and $11.8 million, or $0.48 per share, in fiscal 1995.

     The Company believes that net cash provided by operating activities, borrowings under its Bank Credit Facilities and the Company's ability to obtain financing will provide adequate sources of short-term and long-term liquidity in the future.

     On July 24, 1997, the Company filed a shelf registration with the SEC for a public debt offering of up to $300 million, $200 million of which will be issued in this Offering. In connection with this

Offering, the Company entered into treasury lock transactions with a notional amount totaling $100 million in August 1997 (the "Treasury Locks"). The Treasury Locks are designated as a hedge against future interest rate changes prior to the anticipated closing of this Offering. At October 31, 1997, the Company's liability associated with the Treasury Locks approximated $5.1 million as a result of declining interest rates. The offset to this liability, which is included in accrued expenses in the accompanying consolidated balance sheet, has been capitalized in prepaid expenses and other assets in the accompanying consolidated balance sheet. In January 1998, the Treasury Locks were terminated at a cost of $7.9 million. The cost will be amortized over the term of the public debt as an interest rate yield adjustment. If plans for issuance of this Offering are terminated, the deferred Treasury Locks' termination cost of $7.9 million will be charged to expense.

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  Earnings Per Share (SFAS 128)

     The Company will adopt Statement of Financial Accounting Standards No. 128, "Earnings per Share", ("SFAS 128") during the fiscal year ending October 31, 1998. SFAS 128 established simplified accounting standards for computing earnings per share and makes them comparable to international earnings per share standards. If SFAS 128 had been applied during 1997, the Company's basic and diluted earnings per share would have been $1.54 and $1.53, respectively.

  Disclosure of Information about Capital Structure (SFAS 129)

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 129, "Disclosure of Information about Capital Structure" ("SFAS 129"). SFAS 129 is applicable to all entities and requires that disclosure about any entity's capital structure include a brief discussion of rights and privileges for securities outstanding. SFAS 129 is effective for financial statements for periods ending after December 15, 1997.

  Reporting Comprehensive Income (SFAS 130)

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" which is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components.

  Disclosures about Segments of an Enterprise and Related Information (SFAS 131)

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for the way that public companies report information about segments in annual and interim financial statements.

YEAR 2000 IMPACT

     During the fiscal year ended October 31, 1997, the Company began a process to identify and address issues surrounding the Year 2000 and its impact on the Company's computer operations. The issue surrounding the Year 2000 is whether the Company's computer systems will properly recognize date sensitive information when the year changes to 2000, or "00." Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. As the Company has not completed their initial assessment of the impact the Year 2000 may have on their computer operations, management can not estimate the costs associated with ensuring the Company's systems are Year 2000 compliant. Although the Company is in the initial phases of determining the impact of the Year 2000, management anticipates completion of the project by January 1999, allowing adequate time for testing. However, there can be no assurance that the Company's systems nor the computer systems of other companies with whom the Company conducts business will be Year 2000 compliant prior to December 31, 1999. If such modifications and conversions are not completed timely, the Year 2000 problem may have a material impact on the operations of the Company.

INFLATION

     The net impact of inflation on operations has not been material in the last three years due to the relatively low rates of inflation during this period. If the rate of inflation increases the Company may increase customer rates to keep pace with the increase in inflation, although there may be timing delays.

                                    BUSINESS
OVERVIEW

     TCA Cable is engaged in the development, operation and management of cable television systems. As of October 31, 1997, based on number of subscribers, the Company is the sixteenth largest cable television system operator, serving approximately 703,000 subscribers through 62 cable television systems, with approximately 935,000 households passed. Over 90% of the Company's subscribers are located in regional clusters primarily in Texas, Louisiana and Arkansas. The Company also operates clusters in Oklahoma and has one system in each of Idaho, Mississippi and New Mexico. The Company intends to continue to concentrate its activities in these and similar non-urban markets where residents rely on cable television to provide quality reception and services, referred to by the Company as "classic cable markets." By acquiring and developing systems in geographic proximity, the Company has realized operating efficiencies through the consolidation of various managerial, administrative and technical functions. The Company believes that the geographic clustering of its cable systems makes it a cost effective cable service provider.

     The following table sets forth certain operating data as of October 31, 1997:

                       NUMBER                EQUIVALENT
                         OF        HOMES        BASIC          BASIC       PREMIUM      PREMIUM
      LOCATION         SYSTEMS    PASSED     SUBSCRIBERS    PENETRATION    UNITS*     PENETRATION*
      --------         -------    -------    -----------    -----------    -------    ------------
Texas................    19       336,631      240,778          72%        136,654        57%
Louisiana............    14       231,320      173,798          75%        128,758        74%
Arkansas.............    23       300,516      234,495          78%        124,656        53%
New Mexico...........     1        16,500       10,658          65%          4,468        42%
Mississippi..........     1        18,823       13,802          73%         11,583        84%
Oklahoma.............     3        24,348       20,925          86%          8,057        39%
Idaho................     1         7,300        8,203         112%          3,247        40%
                         --       -------      -------                     -------
          Subtotal...    62       935,438      702,659          75%        417,423        59%
Managed Systems......     2         5,410        3,614          67%          2,196        61%
                         --       -------      -------                     -------
          Total......    64       940,848      706,273          75%        419,619        59%
                         --       -------      -------                     -------

---------------

* Premium units are calculated based upon the number of premium services subscribed to per basic subscriber. Premium penetration equals the ratio of premium units to basic subscribers.

     Giving effect to the formation of TCA Cable Partners II, the Company on a pro forma basis operates 73 systems with approximately 850,000 subscribers. See "-- Recent Developments."

     Through CableTime, the Company is the largest third party turnkey advertising insertion provider serving the cable television industry. As of October 31, 1997, CableTime served 82 cable television operators in 467 systems, including the Company's systems, collectively reaching approximately 2.9 million subscribers.

     The Company believes it is a low-cost provider of video entertainment in its markets, a concept embodied in its current marketing plan, "The Best Entertainment Value in Town." The Company typically offers its customers a range of 35 to 82 channels including such premium channels as Home Box Office(R), Cinemax(R), Showtime(R), The Movie Channel and The Disney Channel(R). The Company's focus on community involvement, locally available high-quality service and repairs, and local programming assures close ties with its customer base and enables the Company to maintain a competitive advantage.

     The Company was organized as a Texas corporation in 1981 to consolidate the ownership of four corporations which had been developing and operating cable television systems since 1965, 1973, 1975 and 1976, respectively. Senior management of the Company is highly experienced in the cable television industry and has spent the majority of their careers at the Company. The Chairman, Chief Executive Officer and President; Chief Financial Officer; and Senior Vice President of the

Company have spent 17, 13 and 15 years, respectively, with the Company or its predecessors. The Company completed its initial public offering of common stock in 1982.

RECENT DEVELOPMENTS

     Consistent with the Company's regional clustering strategy, on February 2, 1998 the Company and TCI American Cable Holdings IV, L.P. (the "TCI Affiliate"), an affiliate of Tele-Communications, Inc., formed a partnership, TCA Cable Partners II (the "TCI Transaction"). The Company contributed to TCA Cable Partners II certain cable systems in Texas and New Mexico serving approximately 155,000 subscribers and $46.6 million in unsecured debt and the TCI Affiliate contributed its systems in North Texas and Western Louisiana serving approximately 150,000 subscribers and $247.9 million in unsecured debt, in exchange for an 80% and 20% partnership interest, respectively, in TCA Cable Partners II. The cable systems contributed by the Company and the TCI Affiliate are each valued at approximately $315 million. The Company will finance the TCI Transaction with a portion of the proceeds from a $150 million increase in the Company's Primary Credit Facility and the issuance of $200 million in public debt created by this Offering. Upon closing the TCI transaction, the Company extended a loan to TCA Cable Partners II in the aggregate amount of the unsecured debt of TCA Cable Partners II. TCA Cable Partners II will in turn use the proceeds of the loan to retire such debt. TCA Cable Partners II will be consolidated in the financial statements of TCA and 20% of the estimated fair value of TCA Cable Partners II net assets will be recorded by the Company as a redeemable minority interest at the acquisition date. The TCI Affiliate has the right to require the Company to purchase the TCI Affiliate's 20% partnership interest at fair market value beginning in February 2003 through February 2023 (the "Put and Call Period"), the termination date of the partnership agreement. The Company has a corresponding right to require the TCI Affiliate to sell its 20% partnership interest in TCA Cable Partners II to the Company at fair market value during the Put and Call Period. TCA Cable Partners II will be managed by the Company. Giving effect to the TCI Transaction, the Company on a pro forma basis will serve approximately 850,000 subscribers. See "Unaudited Pro Forma Condensed Consolidated Financial Statements."

     In September 1997, Mr. Robert M. Rogers, the founder, Chairman of the Board and former Chief Executive Officer, and largest shareholder of the Company, passed away. Approximately 15.2% of the Company's Common Stock (the "Rogers Trust Stock") was bequeathed by Mr. Rogers to a trust (the "Trust"), of which Kanaly Trust Company (the "Rogers Trustee") is trustee. The life beneficiary of the Trust is Robyn M. Rogers, Mr. Rogers' wife, and the remainder beneficiaries are the grandchildren of Mr. Rogers and The Rogers Foundation, a charitable foundation established by Mr. Rogers. Under the terms of Mr. Rogers' will, the executor of Mr. Rogers' estate must, prior to selling any shares of TCA Common Stock owned by the estate, notify the President of the Company and provide the Company with the opportunity to purchase the shares to be sold by the estate at a price per share equal to the greater of (i) the closing price of TCA Common Stock on the date prior to the date that the Company is notified of the proposed sale or (ii) the best price available to the estate from a third party, the price of which is to be contained in the notice to the Company. The Company must exercise its right to purchase the shares within 15 days of the date it receives notice from the executor and must purchase the shares to be purchased within 30 days of the date it receives notice from the executor. The executor of Mr. Rogers' estate is the Rogers Trustee. The Rogers Trustee has indicated that it may sell some or all of the Rogers Trust Stock held by the estate. The estate of Mr. Rogers also owns a 50% interest in Rogers Venture Enterprises, Inc., a corporation that holds 800,000 shares of Common Stock. Louise Rogers, Mr. Rogers' former wife, beneficially owns approximately 13% of the Common Stock of the Company, which percentage does not include the 800,000 shares of Common Stock for which Louise Rogers has historically disclaimed ownership, that are owned by Rogers Venture Enterprises, Inc., a corporation owned 50% by Louise Rogers.

THE CABLE TELEVISION INDUSTRY

     Cable television is a service which delivers, to the home, varied entertainment and information programming, either as transmitted by licensed radio and television stations or programming designed specifically for cable distribution. Radio and television signals are received by "off-air" antennae, microwave relay systems and satellite earth stations and are modulated and amplified at an electronic control center, or "headend," for distribution through a network of aerial or underground coaxial cables or optical fiber, to television sets owned by subscribers. Subscribers generally pay a monthly fee for the service. Cable television systems generally operate under non-exclusive franchises granted by local or state governmental authorities. The growth of the cable television industry has been accompanied by a number of operator consolidations.

     The cable television industry began in the early 1950s. The industry's founding and subsequent growth were the result of consumer demand for additional programming and improved signal reception. The use of cable television as the means of providing additional programming and improved over-the-air reception is now generally referred to as "basic service," and typically consists of programming available from local over-the-air television channels, public channels, and a limited number of channels relayed from out of region cities, typically by satellite. Additional satellite programming services are offered in a separate "expanded basic" service for an additional charge. For an additional monthly or individual event charge, cable operators also provide subscribers a choice of "premium services" (referred to as "pay tv" or "pay-per-view"), generally consisting of feature films, sporting and other special entertainment events. The availability of cable specific channels and premium service has established cable television as an entertainment medium in addition to fulfilling its original purpose to provide better over-the-air television reception. This development has led to significant growth of cable television across the United States.

     More recently, cable operators have been upgrading existing cable plant in an effort to introduce other revenue producing services to their subscribers. Such services are expected to include high speed internet access, telephony, video conferencing, video on demand, and business-to-business communications.

BUSINESS STRATEGY

     The Company's systematic approach of acquiring, operating and developing cable television systems is based on the principal of increasing operating cash flow while maintaining a high standard of subscriber service. In meeting this objective, the Company employs the following strategies:

     Regional Clustering. Over 90% of the Company's subscribers are located in five regional clusters in three states. By acquiring and developing systems in geographic proximity, the Company has realized significant operating efficiencies through the consolidation of various managerial, administrative and technical functions including the ability to serve a number of systems within a single region through a central headend facility. Consistent with its clustering strategy, the Company intends to continue its emphasis on growth regionally through acquisitions of existing systems and is also considering potential joint venture and partnership arrangements with other cable system operators. The formation of TCA Cable Partners II is another example of this clustering strategy. See "-- Recent Developments."

     Technological Innovation and New Services. The Company has actively invested in technological advances and system upgrades over the past several years. The Company considers technological innovation to be an important component of its service offerings and customer satisfaction and is continually evaluating the technical and economic feasibility of providing enhanced or new subscriber services. Such services are expected to include high speed internet access, digital video, expanded pay-per-view and other interactive services. In December 1997, the Company began offering commercial high-speed internet access over its cable plant in select markets and antici-pates a broader roll out in 1998. The Company plans to perform test trials with digital compression technology in certain of its systems and to launch digital services to its subscribers in fiscal 1998.

     Conservative Capital Structure. The Company adheres to a policy of conservative leverage relative to other cable television operators in the United States. As of October 31, 1997, the Company had a ratio of debt to EBITDA of 2.5x and 3.6x pro forma for the formation of TCA Cable Partners II. By maintaining a conservative capital structure, the Company has been able to generate a strong cash flow, which has provided the Company with the flexibility to upgrade its systems and to pursue acquisitions opportunistically.

     Emphasis on Local Subscriber Service. The Company believes that maintaining a strong local presence with a focus on timely subscriber service is a key element to its long-term success. The Company has historically emphasized subscriber service in all facets of its operations and has been recognized by cable industry organizations as an industry leader. In 1995, TCA was awarded the Cable Operator of the Year award by Cable Vision Magazine. A cornerstone of the Company's operating strategy is to maintain local offices where the Company can provide timely customer service. In its cable systems, the Company maintains one manager per approximately 10,000 subscribers, which it believes to be among the highest ratios in the industry. The Company strives to respond to service calls on a same day basis and has a policy of calling each subscriber following a service call to determine the level of customer satisfaction. Through these initiatives, the Company has been able to achieve consistently high levels of subscriber satisfaction and the ability to compete more effectively against alternative video entertainment offerings.

DEVELOPMENT OF CABLE SYSTEMS

     Subscriber growth experienced by the Company in recent years has been derived from a combination of internally generated growth and selective acquisitions of existing systems. System acquisitions are chosen to fit the Company's strategy of geographically clustering cable systems in markets outside of major metropolitan areas. Prior to and upon its acquisition of a system, the Company conducts a review of the acquired system's cable plant and operating policies and procedures. On the basis of its review, the Company typically makes modifications, repairs and upgrades to the plant, and additionally institutes operating policies and procedures designed to expand the system and improve its profitability.

     Recent significant acquisitions include the Company's acquisitions in September 1989, when it purchased systems serving approximately 82,000 subscribers in Bryan-College Station, Paris and Victoria, Texas, Clovis, New Mexico and Greenville, Mississippi and in 1995, systems serving approximately 72,000 subscribers in and around San Angelo, Texas and El Dorado, Fayetteville and Russellville, Arkansas. In 1996, the Company contributed 22 systems in Arkansas and Mississippi, serving approximately 175,000 subscribers, to TCA Cable Partners in exchange for a 75% interest in TCA Cable Partners. The remaining 25% interest in TCA Cable Partners is held by Donrey who contributed five systems in Arkansas, Oklahoma and California serving approximately 60,000 subscribers. See "Underwriting." The Vallejo, California system, one of the systems contributed by Donrey, was subsequently traded in 1996 for the Fort Smith, Arkansas system. Following its formation, TCA Cable Partners has acquired cable systems serving 8,100 subscribers in Van Buren and 21,000 subscribers in Jonesboro, Arkansas. The Company believes that partnerships and joint ventures are advantageous to acquiring strategic systems located near Company owned systems that the Company would otherwise not be in a position to purchase outright. In any partnership or joint venture, the Company currently intends to maintain a majority ownership interest and will manage the systems in each partnership. The Company believes that its future acquisitions are likely to include partnership and joint venture transactions as well as more conventional system acquisitions. See "-- Recent Developments."

     The following table provides historical data on the development of the Company's cable television systems. Information with respect to systems managed but not owned by the Company are excluded from the table.

                            MILES OF               NUMBER                    NUMBER OF
                             ACTIVE     HOMES     OF BASIC        BASIC       PREMIUM      PREMIUM
                             PLANT     PASSED    SUBSCRIBERS   PENETRATION    UNITS*     PENETRATION*
                            --------   -------   -----------   -----------   ---------   ------------
Period Ended October 31,
  1993....................   10,216    649,415     476,312          73%       255,101         54%
  1994....................   10,413    651,250     486,852          75%       321,076         66%
  1995....................   12,671    761,621     573,951          75%       356,836         62%
  1996....................   15,226    891,458     670,500          75%       390,457         58%
  1997....................   16,275    935,438     702,659          75%       417,423         59%

---------------

* Premium units are calculated based on the number of premium services subscribed to per basic subscriber. Premium penetration equals the ratio of premium units to basic subscribers. Premium services include single channel services offered for a monthly fee per channel and each channel offered in a package.

     At October 31, 1997 the Company owned and operated a total of 62 cable systems and managed two additional systems for third parties. The Company's cable systems primarily have bandwidth capacities ranging from 300 MHZ to 750 MHZ, which permit its systems to carry from 35 to 82 channels. The Company's current upgrade program calls for the continued implementation of fiber optic cable which has served a major role in expanding channel capacity, improving system reliability, reducing operating expenses and providing additional revenue-producing services. As of October 31, 1997, approximately 50% of the Company's subscribers are in systems employing fiber optic plant. The Company plans to perform test trials with digital compression technology in certain of its systems and expects to launch digital services to its subscribers in 1998. The Company expects that digital compression will enable it to increase the channel capacity of its cable systems in excess of 100 channels.

     As of October 31, 1997, approximately 70% of the Company's cable systems employed addressable technology and approximately 82% of the Company's subscribers have addressable converters. Addressable technology enables the cable operator to electronically control the cable television services to be delivered to each home, including pay-per-view programming. As a result, the Company can upgrade, downgrade or disconnect services to a subscriber immediately, without the delay or expense associated with dispatching a technician to the subscriber's home.

SUBSCRIBER SERVICES

     The Company offers services to its subscribers that are generally comparable to those offered by other cable television operators. The basic service offered by the Company typically includes signals of nearby over-the-air television stations carrying the major commercial networks; independent, specialty and educational stations; sports and educational programming; and additional satellite programming such as signals of out of region independent stations, news, sports and religious programming, and continuous news and weather information. The monthly service fee for basic service generally ranges from $9 to $14.

     The Company offers an additional level of service known as "expanded basic" service. Under this level of service the Company makes available to subscribers a variety of packaged programming, including news, sports, educational and entertainment channels and programs purchased from independent suppliers and combined in different formats to appeal to different tastes. Expanded basic service is provided at an additional monthly charge to basic service and the incremental fee generally ranges from $8 to $14. A new product tier, known as the "premier package," is now being introduced in systems where fiber optic rebuilds are either finished or nearing completion. The premier package offers the five to twelve channels most requested by customers in the system's area of service and the fee generally ranges from $5.95 to $6.95.

     As of October 31, 1997, approximately 90% of the Company's systems offer four premium service channels. Premium services include channels such as: The Movie Channel(R), Home Box Office(R), Showtime(R), Cinemax(R) and The Disney Channel(R), which offer feature motion pictures, concerts and other special features without commercial interruption. The Company's services do not include adult programming.

     Rates charged subscribers vary with the type of service selected. All of the Company's cable systems are subject to rate regulation. See "-- Legislation and Regulation." The Company's average monthly revenue per subscriber for the year ended October 31, 1997 was $30.81. In addition to monthly subscriber fees, the Company charges a one-time installation fee ranging from $24 to $42 to new subscribers. Monthly charges for equipment furnished to the customer generally range from $1 to $3. Additionally, the Company generally charges $8 to $11 per month for each premium subscription service. Premium service charges are sometimes discounted for multiple services. Subscribers are free to terminate service at any time.

     The Company also services commercial subscribers such as hotels, motels, hospitals, and apartments. The Company individually negotiates the installation and monthly fees for commercial subscribers.

ADVERTISING

     In addition to its cable systems, the Company owns CableTime, the largest third party turnkey advertising insertion provider for cable operators in the United States. CableTime services approximately 82 cable television operators in 467 systems, including the Company's systems, collectively reaching approximately 2.9 million subscribers. In 1996, the Company expanded its CableTime cable advertising insertion business through the acquisition of Cable One, a Pennsylvania-based cable advertising insertion provider serving approximately 46 cable television operators in over 200 systems.

     CableTime currently services select systems owned and operated by 21 of the 25 largest cable system operators in the United States, including Cox, TCI and Time-Warner. CableTime concentrates its advertising services in single geographic areas targeting a variety of cable operators in those areas to achieve maximum efficiencies. CableTime provides a complete cable advertising solution to both local and national advertisers by furnishing the components necessary to create commercials from start to finish including concept origination, design and production. Revenues from CableTime represented approximately 17%, 14% and 9% of total revenue in fiscal years 1997, 1996 and 1995, respectively.

PROGRAMMING AND SUPPLIERS

     TCA seeks and services long-term programming contracts for premium and basic service options from independent suppliers generally for a fixed fee per customer or for a fee equal to a specific portion of the amount charged by the Company for the service. Programming costs increase in the ordinary course of the Company's business as a result of increases in the number of subscribers, expansion of the number of channels provided to customers and contractual rate increases from programming suppliers. In order to improve programming buying efficiencies, the Company is a member of TeleSynergy, Inc., a consortium of twelve cable system operators who negotiate and purchase programming in bulk. The fees paid by the Company to independent suppliers are believed by the Company to be comparable to those paid by similarly situated cable television companies.

     National manufacturers of electronic equipment are the primary suppliers of equipment and materials utilized in the rebuild and upgrade of the Company's cable systems. Rebuild and upgrade costs of the Company's systems have increased during recent years and are expected to remain at or near the same level for the next several years, until the current expansion process is completed, but the Company does not anticipate it will have a material adverse impact. The Company anticipates it will continue to be able to fund construction out of internally generated funds. The Company historically has not experienced any difficulty in obtaining equipment or supplies.

     The programming provided under premium service, and in some cases under basic service, is acquired by the Company from independent sources for fees based on viewing subscribers.

MANAGEMENT SERVICES

     In addition to operating its own cable television systems, the Company provides general management services for two systems owned by entities affiliated with the Company ("Affiliated Companies"). The Company's management services include: accounting, auditing, billing, marketing, computer operations, purchasing, engineering, and other technical and administrative support services which the Company performs pursuant to management contracts. These services are charged to the systems on a fee basis equal to specified amounts per subscriber for each particular service performed or a specified percentage of revenue. Total revenues earned by the Company for management services in fiscal years 1997, 1996 and 1995 were $62,602, $61,975 and $60,388, respectively.

     The Company's management contract with one of the Affiliated Companies provides the Company a right of first refusal with respect to any proposed sales of any of the Affiliated Company's cable systems or with respect to any cable system acquisition opportunities which come to the attention of the Affiliated Company. The Company does not intend to exercise its right of first refusal with respect to relatively small cable systems which are contiguous to, or in the vicinity of, systems owned by the Affiliated Company.

     The Company believes that the terms of its management contracts with Affiliated Companies are at least as favorable to the Company as could be obtained with unaffiliated third parties in arm's-length transactions.

COMPETITION

     The Company encounters competition for the acquisition of existing systems and may encounter similar competition at the time of franchise renewal. The cable television industry has undergone significant consolidation in recent years. At the same time, the number of municipal authorities that have not awarded cable television franchises has rapidly diminished, and thus the competition for renewal of existing franchises has intensified. Furthermore, certain regulations restricting competition in the industry have recently been relaxed or rescinded, reflecting current and future policy objectives of the Federal Communications Commission ("FCC") and in Congress with respect to developing competition to cable operators. As a result of the foregoing, it may be expected that the Company will encounter increased competition from other entities having substantially greater resources than the Company. See
"-- Legislation and Regulation."

     Competition for the Company's cable services arises from numerous alternative entertainment and information sources such as movie theaters, terrestrial broadcast television stations, direct broadcast satellite ("DBS") operators, wireless cable operators, video cassette recorders, and other sources of home entertainment. Cable operators face additional competition from private satellite master antenna television ("SMATV") systems that serve condominiums, apartment and office complexes and private residential developments. The ability of the Company to compete for subscribers in residential and commercial developments served by SMATV operators is uncertain. Due to changes in technology and regulatory policies encouraging competition, the Company anticipates significantly increased competition, particularly from direct broadcast satellite systems, as well as telephone companies, providing video programming to subscribers.

     The Cable Television Consumer Protection and Competition Act of 1992 ("Cable Act of 1992") contains provisions, which the FCC has implemented with regulations, to enhance the ability of cable competitors to purchase and make available to home satellite dish earth station ("HSD") owners certain satellite-delivered cable programming at competitive costs. The FCC and Congress have adopted policies providing a more favorable operating environment for new and existing technologies that provide, or have the potential to provide, substantial competition to cable systems. These technologies include, among others, DBS service whereby signals are transmitted by satellite to receiving facilities located on customer premises.

     DBS systems use video compression technology to increase the channel capacity of their systems to provide movies, broadcast stations and other program services comparable to those of cable systems. Digital satellite service offered by DBS systems currently has certain advantages over cable systems with respect to programming capacity and digital quality, as well as certain current disadvantages that include high up-front customer equipment costs, line of sight problems and a lack of local programming, local service and equipment distribution. While this service presents a competitive threat to cable, the Company currently is increasing channel capacity in many of its systems and upgrading its local customer service and technical support.

     Cable operators also compete with wireless distribution services such as multichannel, multipoint distribution services ("MMDS") which use low-power microwave frequencies to transmit video programming over-the-air to subscribers. Certain MMDS operators are authorized to provide or are providing broadcast and satellite programming to subscribers in areas served by the Company's cable systems. In addition the Telecommunications Act of 1996 ("1996 Telecom Act") allows telephone companies and electric utility companies to provide video services in competition with services provided by cable systems. See
"-- Legislation and Regulation."

     Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environment are constantly occurring. Such changes could have an adverse effect on the Company's financial condition and results of operations. At this time, the impact of such changes is not known or estimable.

EMPLOYEES

     On October 31, 1997, the Company had 1,654 full-time employees, none of whom was represented by a union. The Company has not experienced any work stoppages and considers its employee relations to be good. The Company's customer services are provided by employees rather than independent contractors.

LEGISLATION AND REGULATION

  Regulation

     General. Cable television systems are regulated extensively by federal, local and sometimes state authorities. Local and state regulations generally relate to the awarding of franchises, rate regulation, customer service standards and other operational requirements.

  Federal Regulation

     General. Federal regulation of cable television systems is affected primarily through the FCC. Regulations promulgated by the FCC contain detailed provisions relating to virtually all aspects of the cable industry including rate regulations, must carry and retransmission consent for carriage of broadcast signals, technical standards, customer service standards, competition, programming, franchise issues, commercial leased access channels, ownership of cable television systems, non-duplication of network programming, syndicated program exclusivity, sports program blackouts, equal employment opportunities, comprehensive reporting requirements, signal leakage standards, emergency alert systems and other matters. The FCC is authorized to impose monetary fines on cable system operators for violations of FCC rules and may also issue cease and desist orders.

     Cable Communications Policy Act of 1984; the Cable Act of 1992; and the 1996 Telecom Act. On October 11, 1984, Congress passed the Cable Communications Policy Act of 1984 ("Cable Act of 1984"). A major objective of Congress in passing that law was to clarify the regulatory relationship between franchisers and cable operators. On October 5, 1992 Congress enacted the Cable Act of 1992, which expands the scope of cable industry regulation beyond that imposed by the Cable Act of 1984. The 1996 Telecom Act was signed into law on February 8, 1996. This new law alters the regulatory structure governing the nation's telecommunications providers. It removes barriers to competition in both the cable television market and the local telephone market. Among other things, it reduces the scope of cable regulation. Provisions of these laws which the Company believes may have a significant impact on its operations are summarized below.

     Rate Regulations. All of the Company's cable systems are or will be subject to rate regulation. Pursuant to the Cable Act of 1992, the FCC has established rate standards and procedures governing regulation of basic cable service rates. Franchising authorities may "certify" to the FCC that they will follow the FCC standards and procedures in regulating basic rates and, once such certification is made, the franchising authorities will assume rate regulation authority over basic rates. The Cable Act of 1992 also requires that the FCC, upon complaint from a franchising authority, review the "reasonableness" of rates for additional tiers of cable service. However, the 1996 Telecom Act ends FCC rate regulation of such additional tiers of service as of March 31, 1999, although legislation is pending before Congress, which, if enacted, would extend that date. Only rates for premium pay channels and single event pay-per-view services are excluded entirely from rate regulation. Additionally, the Cable Act of 1992 imposes rate regulation pursuant to an FCC formula for the sale and lease of cable equipment such as converters, remote controls and additional outlets "on the basis of actual cost." It is impossible to predict the exact impact of rate regulation upon existing and future rates of the Company, but such rate regulation could result in denial of requested rate increases and in reduction of existing rate levels. In addition, proposals for even more stringent rate regulation, including a rate freeze, are pending before Congress and the FCC. The Company can not predict whether or to what extent new rate regulation may be adopted.

     The Cable Act of 1992 prohibits cable systems which have addressable technology and addressable converters in place from requiring cable subscribers to purchase service tiers above the basic level of service as a condition to purchasing premium movie channels. If cable systems do not have such addressable technology or addressable converters in place, they are given until December 2002 to comply.

     Retransmission Consent. The Cable Act of 1992 establishes a choice for broadcasters between "must carry" rights (as described below) or "retransmission consent" rights. As of October 1993, cable operators are required to secure permission from broadcasters that have selected retransmission consent before retransmitting the broadcaster's television signals. Local and distant broadcasters can require cable operators to make payments as a condition to granting such consent for carriage of the broadcast stations on the Company's cable systems.

     The Cable Act of 1992 imposes obligations to carry "local" broadcast stations should such stations choose a "must carry" right as opposed to the "retransmission consent" right described above. Generally, the cable operator must dedicate up to approximately one-third of its channel capacity for carriage of commercial television stations and additional channels for non-commercial television stations. The constitutionality of these must carry requirements was affirmed in March 1997 by the U.S. Supreme Court.

     Programming Costs and Exclusivity. Pursuant to the Cable Act of 1992, the FCC has adopted regulations regarding the sale and acquisition of cable programming in which a cable operator has an attributable interest. The legislation and the subsequent FCC regulations preclude most exclusive programming contracts, limit to some degree "volume discounts" for programming that can be offered to affiliated cable operators, and require that such cable programmers make their programming services available to competing video technologies such as wireless cable systems and direct to the home broadcast satellite operators on terms and conditions that do not discriminate against such competing technologies.

     Ownership Restrictions and Market Entry. The 1996 Telecom Act allows telephone companies to compete directly with cable operators by repealing the historic telephone company/cable cross-ownership ban and the FCC's video dial tone regulations. This allows local exchange carriers ("LECs"), including the regional Bell Operating Companies, to compete with cable operators both inside and outside their telephone service areas. Cable systems could be placed at a competitive disadvantage if the delivery of video services by LECs becomes widespread since LECs are not required, under certain circumstances, to obtain local franchises to deliver such video services or to comply with the variety of obligations imposed upon cable systems under such franchises. Because of their resources and cross-subsidization issues, LECs could be formidable competitors to traditional cable operators, and certain LECs have begun offering cable service.

     The 1996 Telecom Act provides that registered utility holding companies and subsidiaries may provide telecommunications services (including cable television) notwithstanding the Public Utilities Holding Company Act. Electric utilities must establish separate subsidiaries, known as "exempt telecommunications companies" and must apply to the FCC for operating authority. Again, because of their resources, electric utilities could be formidable competitors to traditional cable systems.

     The 1996 Telecom Act eliminates statutory restrictions on broadcast/cable cross-ownership (including broadcast network/cable restrictions), but leaves in place existing FCC regulations prohibiting local cross-ownership between television stations and cable systems. The 1996 Telecom Act also eliminates the three year holding period required under the 1992 Cable Act's "anti-trafficking" provision. The 1996 Telecom Act leaves in place existing restrictions on cable cross-ownership with SMATV and MMDS facilities, but lifts those restrictions where the cable operator is subject to effective competition. In January 1995, however, the FCC adopted regulations which permit cable operators to own and operate SMATV systems within their franchise area, provided that such operation is consistent with local cable franchise requirements.

     The FCC recently adopted rules relating to the ownership of cable wiring located inside multiple dwelling unit complexes. The FCC has concluded that such wiring can, in certain cases, be unilaterally acquired by the complex owners, making it easier for complex owners to terminate service from the incumbent cable operator in favor of a new entrant.

     Pursuant to the 1992 Cable Act, the FCC adopted rules precluding a cable system from devoting more than 40% of its activated channel capacity to the carriage of affiliated national program services. A companion rule establishing a nationwide ownership cap on any cable operator equal to 30% of all domestic cable subscribers has been stayed pending further judicial review.

     The 1996 Telecom Act provides that no state or local laws or regulations may prohibit or have the effect of prohibiting any entity from providing any interstate or intrastate telecommunications service. States are authorized, however, to impose "competitively neutral" requirements regarding universal service, public safety and welfare, service quality, and consumer protection. State and local governments also retain their authority to manage the public rights-of-way. Although the 1996 Telecom Act clarifies that traditional cable franchise fees may be based only on revenues related to the provision of cable television services, it also provides that local franchising authorities ("LFAs") may require reasonable, competitively neutral compensation for management of the public rights-of-way when cable operators provide telecommunications service. The 1996 Telecom Act prohibits LFAs from requiring cable operators to provide telecommunications service or facilities as a condition of a franchise grant, renewal or transfer, except that LFAs can seek "institutional networks" as part of such franchise negotiations. The favorable pole attachment rates afforded cable operators under federal law can be gradually increased by utility companies owning the poles

(beginning in 2001) if the cable operator provides telecommunications service, as well as cable service, over its facilities.

     Cable entry into telecommunications will be affected by the regulatory landscape now being fashioned by the FCC and state regulators. One critical component of the 1996 Telecom Act to facilitate the entry of new telecommunications providers (including cable operators) is the interconnection obligation imposed on all telecommunications carriers. However, many of the specific terms and conditions for such interconnection will remain uncertain until they are resolved by the courts, the FCC and state regulatory commissions.

     Customer Service/Technical Standards. Pursuant to the Cable Act of 1992, the FCC has adopted regulations establishing comprehensive standards for customer service and technical system performance. Franchising authorities are allowed to enforce stricter customer service requirements than the FCC standards.

     Access Channels. LFAs can include franchise provisions requiring cable operators to set aside certain channels for public, educational and governmental access programming. Federal law also requires a cable system with 36 or more channels to designate a portion of its channel capacity (up to 15% in some cases) for commercial leased access by unaffiliated third parties.

     Other Provisions. The Cable Act of 1992 contains a host of other regulatory provisions. Together with the Cable Act of 1984 and the 1996 Telecom Act, the comprehensive regulatory framework for cable television systems has been created. Violation by a cable operator of the statutory provisions or the rules and regulations of the FCC can subject the operator to substantial monetary penalties and other significant sanctions.

     The majority of the Cable Act of 1984 remains in place. The Cable Act of 1984 continues to: (a) affirm the right of franchising authorities to award one or more franchises for cable; (b) require cable television systems with 36 or more "activated" channels to reserve a percentage of such channels for commercial use by unaffiliated third parties; (c) permit franchise authorities to require the cable operator to provide channel capacity, equipment and facilities for public, educational and government access; (d) provide subscribers an opportunity to lock out offensive channels from personal reception; (e) establish a federal policy for use of subscriber lists and subscriber information; (f) establish civil and criminal liability for unauthorized reception or interception of programming offered over a cable television system or satellite delivered services; and (g) contain provisions governing cable operators' compliance with equal employment opportunity programs.

     Many of the specific obligations imposed on cable television systems under these laws and regulations are complex, burdensome and will continue to increase the Company's cost of doing business. Various provisions of the Federal laws and regulations applicable to cable television have been appealed in the courts. The outcome of some of those appeals and the potential impact on the Company is uncertain. In addition, regulatory requirements for cable television are subject to continual changes through actions of Federal, state and local governmental authorities.

ENVIRONMENTAL REGULATION

     As an owner, lessee and operator of real property, the Company is subject to Federal, state and local environmental laws and regulations relating to disposal of waste and hazardous materials, cleanup of contaminated property and operation of underground storage tanks. The Company believes that it is in material compliance with all applicable environmental laws and regulations.

COPYRIGHT ACT

     Cable television systems are subject to the Copyright Act of 1976 (the "Copyright Act"). The Copyright Act requires the carrier of television signals to have a copyright license. The license for television broadcast signals is compulsory under the provisions of the Copyright Act and subjects the licensee to be in compliance with certain copyright and FCC regulations. Additionally, a semiannual royalty payment must be made to the U.S. Copyright Office and is generally calculated as a percentage of each system's gross receipts. The U.S. Copyright Office is empowered to review and increase copyright rates.

     Carriage of any television broadcast station by a cable system in a manner inconsistent with applicable FCC regulations, the Copyright Act, or copyright regulations, can subject the cable system operator to full copyright liability, including a potential copyright infringement action for material damages and suspension of the operator's compulsory license. Cable systems do not receive a compulsory license and are subject to the general copyright laws, with respect to the transmission of non-broadcast programming.

     Various legislative proposals have been introduced and considered from time to time in Congress that, if adopted, would materially revise the Copyright Act. The proposals include, among other things, a significant increase in the rate structure for royalty fees, imposition of restrictions on carriage of television broadcast programming and elimination of the compulsory license for cable system carriage of television broadcast signals. The U.S. Copyright Office recently recommended to Congress substantial changes in the cable compulsory license and similar recommendations have been made by other government agencies and interested parties. Although none of these proposals has been enacted, it can be expected that similar proposals to change the Copyright Act and royalty fee structure will be made in the future, and if enacted, could have an unfavorable impact on the Company.

FRANCHISES

     Each local government authority typically issues a non-exclusive permit or enacts a non-exclusive franchise ordinance for the construction and operation of a cable television system within its borders after considering presentations by competing cable television companies. The Company's franchises normally require that 2% to 5% of the gross revenues of the cable system be paid to the franchising authority.

     Effective January 1, 1987, rates charged to subscribers could no longer be regulated by local authorities in areas where the FCC determined that cable television systems were subject to "effective competition." Congress in the Cable Act of 1992 amended the effective competition standard in a manner that subjects virtually all of the Company's systems to rate regulation. See
"-- Legislation and Regulation."

     FCC rules and some franchises generally require approval by the franchising authority for the sale of a system. See "-- Legislation and Regulation." Most of the Company's franchises can be terminated prior to their stated expiration for breach of material provisions. The Company holds approximately 235 franchises with unexpired terms ranging generally from one to 40 years. No one franchise accounts for more than 10% of the Company's total revenue.

     Franchises have historically been renewed for companies that have provided adequate service and have complied generally with the franchise terms. Additionally, the Cable Act of 1984 established renewal procedures designed to protect incumbent franchisees against arbitrary denial of renewal. The Company believes that it has provided satisfactory levels of service and has maintained favorable relationships with local communities and anticipates that all or substantially all of its franchises will be renewed, although there can be no assurance of such renewals. In addition, other applicants have an opportunity to compete for the franchise upon its expiration. See "-- Competition." In connection with a renewal, the franchising authority may impose different and more stringent terms, the impact of which cannot be predicted. To date, however, all of the Company's franchises have been renewed or extended, generally at, or prior to, their stated expirations, and on modified, but not unduly burdensome, terms.

PRIVATE SECURITIES LITIGATION REFORM ACT

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this Prospectus Supplement and other materials filed or to be filed by the Company with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by the Company) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management, leverage and debt service (including sensitivity to fluctuations in interest rates), domestic or global economic conditions, changes in federal or state tax laws or the administration of such laws and changes in laws or regulations.

                           DESCRIPTION OF DEBENTURES

     The following description of the particular terms of the Debentures offered hereby (referred to in the accompanying Prospectus as the "Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made. In addition, such description is qualified in its entirety by reference to the Indenture under which the Debentures offered hereby are issued referred to in the Prospectus. Capitalized terms used but not defined herein or in the Prospectus shall have the meanings ascribed to them in the Indenture.

GENERAL

     The Debentures offered hereby constitute a series of Debentures under the Indenture referred to in the Prospectus, dated as of January 30, 1998, between the Company and Chase Bank of Texas, National Association, as Trustee under the Indenture. Such series is limited to $200,000,000 aggregate principal amount. The Debentures are to mature on February 1, 2028 (the "Stated Maturity"). The Debentures are issuable in denominations of $1,000 and in any integral multiple thereof.

     Each Debenture will bear interest from February 5, 1998, at the rate of 6.53% per annum, payable on February 1 and August 1 of each year (each as "Interest Payment Date"), commencing August 1, 1998. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Interest will be payable to the person in whose name the Debenture is registered at the close of business on the January 15 or July 15 next preceding the February 1 or August 1 Interest Payment Date.

     The provisions of the Indenture relating to legal defeasance and covenant defeasance (described under the caption "Description of Debt
Securities -- Defeasance" in the Prospectus) will apply to the Debentures.

PURCHASE AT OPTION OF HOLDER

     Each holder of the Debentures will have the right to require the Company to repurchase all or a portion (which portion must be $1,000 or any integral multiple thereof) of the Debentures owned by such holder (the "Put Option") on February 1, 2008 (the "Put Option Exercise Date") at a purchase price equal to 100% of the principal amount of the Debentures (or portion thereof, as appropriate) plus accrued interest thereon, and will be paid by the Company in immediately available funds, subject to certain conditions.

     A holder must provide the Company with notice of its intention to exercise the Put Option during the period from and including December 1, 2007, through and including January 1, 2008. Such notice, once given, will be irrevocable. Any notice of exercise given by each holder exercising the Put Option shall state, among other things, (i) if applicable, the certificate number(s) of the Debentures to be delivered by such holder for purchase by the Company; (ii) the portion of the principal amount of each Debenture to be purchased for each certificate, which portion must be $1,000 or an integral multiple thereof; and
(iii) that such Debentures (or portion thereof) are to be purchased by the Company pursuant to the applicable provisions of the Debentures.

     So long as the Debentures are represented by the Global Securities (as defined below), only Cede & Co., as the sole registered holder of the Debentures, may give notice of intention to exercise the Put Option. Accordingly, each Beneficial Owner (as defined below) of an interest in the Global Securities representing the Debentures who wishes to exercise the Put Option will be required to instruct the participant through which it owns its interest therein to instruct DTC, on behalf of Cede & Co., to give the required notice. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, each Beneficial Owner of an interest in the Global Securities representing the Debentures should consult the participant through which it owns its interest therein for the deadline for such participant. See "-- Book-Entry System."

     The Company will comply with the provisions of Rule 14e-1 and any other rules under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), if required and will file any schedule if required thereunder in connection with any offer by the Company to purchase the Debentures.

     Payment of the repurchase price for a Debenture (or portion thereof) for which a notice of exercise has been delivered is conditioned upon delivery or book-entry transfer of such Debenture (together with necessary endorsements) to the Paying Agent on the Put Option Exercise Date. See "Book-Entry System." Once so delivered or transferred, payment of the repurchase price for such Debenture (or portion thereof) will be made by wire transfer of immediately available funds on the Put Option Exercise Date in an amount equal to the repurchase price in respect of the Debentures that are subject to the relevant notice of exercise. If the Paying Agent holds immediately available funds sufficient to pay the repurchase price in respect of such a Debenture on or before the day of the Put Option Exercise Date, then from and after the Put Option Exercise Date, such Debenture (or portion thereof) will cease to be Outstanding and interest thereon will cease to accrue, whether or not such Debenture is delivered to the Paying Agent, and all other rights of the holder in respect of the Debenture (or portion thereof), including the holder's right to require the Company to repurchase such Debenture (or portion thereof), shall terminate and lapse (other than the right to receive the repurchase price in immediately available funds by wire transfer upon delivery of such Debenture).

     In the case where any Interest Payment Date, Put Option Exercise Date or Stated Maturity shall not be a Business Day, the payment of interest or any repurchase price or principal need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Put Option Exercise Date or at Stated Maturity, and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, Put Option Exercise Date or Stated Maturity, as the case may. Business Day means each day which is not a Saturday, Sunday or other day on which banking institutions in The City of New York or Dallas, Texas are authorized or required by law or executive order to be closed.

OPTIONAL REDEMPTION

     The Debentures will be redeemable, in whole or in part, at the option of the Company, at any time after February 1, 2008, on at least 30 but not more than 60 days prior notice mailed to the holder, at a redemption price equal to the greater of (i) 100% of their principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption, on a semiannual basis, at the Treasury Rate (as defined herein) plus 10 basis points, plus in each case accrued interest thereon to the date of redemption.

     If money sufficient to pay the redemption price of and accrued interest on all Debentures (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee on or before the redemption date and certain other conditions are satisfied, on and after such date interest will cease to accrue on such Debentures (or such portions thereof) called for redemption.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Debentures. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

     "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day next preceding such redemption date.

     "Reference Treasury Dealer" means each of Chase Securities Inc., NationsBanc Montgomery Securities LLC and UBS Securities LLC and their respective successors and, at the option of the Company, additional Primary Treasury Dealers; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield held to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

SINKING FUND

     There is no provision for a sinking fund for any of the Debentures.

BOOK-ENTRY SYSTEM

     The Depository Trust Company, New York, New York ("DTC"), will act as securities depositary for the Debentures. The Debentures will be represented by global securities (collectively, the "Global Securities") registered in the name of Cede & Co., DTC's partnership nominee. The provisions set forth under "Description of Debt Securities -- Book-Entry System" in the accompanying Prospectus will be applicable to the Debentures. Accordingly, beneficial interests in the Debentures will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described under "Description of Debt Securities -- Book-Entry System" in the accompanying Prospectus, owners of beneficial interests in the Global Securities will not be entitled to receive Debentures in definitive form and will not be considered holders of Debentures.

     The following summary is based on information furnished by DTC:

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United

States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the United States Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities and Exchange Act. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Direct and Indirect Participants are on file with the Securities and Exchange Commission.

     Purchases of Debentures under DTC's system must be made by or through Direct Participants, which will receive a credit for such Debentures on DTC's records. The ownership interest of each actual purchaser of each Debenture represented by a Global Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the Transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the Transaction. Transfers of ownership interests in a Global Security are to be accomplished by entries made on the books of Direct or Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security will not receive Debentures in definitive form representing their ownership interest therein, except in the event that use of the book-entry system for the Debentures is discontinued or upon the occurrence of certain other events described herein or in the Prospectus.

     To facilitate subsequent transfers, each Global Security is registered in the name of DTC's nominee, Cede & Co. The deposit of a Global Security with DTC and its registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of a Global Security, DTC's records reflect only the identity of the Direct Participants to whose accounts such Debentures are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners, and by Beneficial Owners to Direct Participants and Indirect Participants, Indirect Participants to Direct Participants, and Direct Participants to DTC, will be governed by arrangements made among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, each Beneficial Owner of an interest in the Global Securities representing the Debentures should consult the Participant through which it owns its interest therein for the deadlines for such Participants. So long as the Debentures are represented by the Global Securities, redemption notices shall be sent to Cede & Co., as the sole holder of the Debentures.

     Neither DTC nor Cede & Co. will consent or vote with respect to the Global Securities. Under its usual procedures, DTC mails an omnibus proxy (an "Omnibus Proxy") to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose Accounts the Debentures are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

     Principal and interest payments on the Global Securities representing the Debentures will be made in immediately available funds to DTC. DTC's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants. Neither the Company nor the Trustee will have any responsibility or liability for the disbursements of payments in respect of ownership interests in the Debentures by DTC or the Direct or Indirect Participants or for maintaining or reviewing any records of DTC or the Direct or Indirect Participants or for maintaining or reviewing any records of DTC or the Direct or Indirect Participants relating to ownership interest in the Debentures or the disbursement or payments in respect thereof.

     DTC may discontinue providing its services as securities depositary with respect to the Debentures at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, and in the event that a successor securities depositary is not obtained, Debentures in definitive form are required to be printed and delivered to each holder.

     The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, Debentures in definitive form will be printed and delivered to each holder.

     The information in this section concerning DTC and DTC's system has been obtained from sources that the Company believes to be reliable, but neither the Company nor the Underwriters take any responsibility for the accuracy thereof and such information is subject to any changes to the arrangements between the Company and DTC and any changes to such procedures that may be instituted unilaterally by DTC.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Debentures will be made by the Underwriters in immediately available funds. So long as DTC continues to make its Same-Day Funds Settlement System available to the Company, all payments of principal and interest on the Debentures will be made by the Company in immediately available funds.

     The Debentures will trade in DTC's Same-Day Funds Settlement System until maturity, and therefore DTC will require secondary trading activity in the Debentures to be settled in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Debentures.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement"), the Company has agreed to sell to Chase Securities Inc., NationsBanc Montgomery Securities LLC, Stephens Inc. and UBS Securities LLC (the "Underwriters"), and the Underwriters have agreed to purchase, the principal amount of the Debentures set forth opposite their names below. In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Debentures offered hereby if any of the Debentures are purchased.

                                                               PRINCIPAL
                        UNDERWRITERS                             AMOUNT
                        ------------                          ------------
Chase Securities Inc........................................  $ 50,000,000
NationsBanc Montgomery Securities LLC.......................    50,000,000
Stephens Inc................................................    50,000,000
UBS Securities LLC..........................................    50,000,000
                                                              ------------
          Total.............................................  $200,000,000
                                                              ============

     The Underwriters have advised the Company that they propose initially to offer the Debentures to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of .400% of the principal amount of the Debentures. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .250% of the principal amount of the Debentures. After the initial public offering, the public offering price, concession and discount may be changed.

     The Debentures are a new issue of securities with no established trading market and will not be listed on any securities exchange. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Debentures, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the existence or liquidity of a trading market for the Debentures.

     Settlement for the Debentures will be made in immediately available funds and all secondary trading in the Debentures will settle in immediately available funds. See "Description of the Debentures -- Same-Day Settlement and Payment."

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     Chase Bank of Texas, National Association, an affiliate of Chase Securities Inc., is the managing agent for and a lender under the Company's Primary Credit Facility and the Trustee under the indenture covering the Debentures. NationsBank of Texas, N.A. and NationsBank, N.A., affiliates of NationsBanc Montgomery Securities LLC, are the administrative agents for and lenders under the Company's Primary Credit Facility and the sole lender under the Tyler Credit Facility. Union Bank of Switzerland, an affiliate of UBS Securities LLC, is a lender under the Company's Primary Credit Facility. Each of these Underwriters, or affiliates thereof, participate, and may in the future participate, on a regular basis in various other general financing and banking transactions for the Company and its affiliates, and have received and will in the future receive fees and compensation in connection with those and other transactions.

     The Company may be using proceeds from the Offering to repay certain indebtedness under the Primary Credit Facility. See "Use of Proceeds." Accordingly, affiliates of Chase Securities Inc., NationsBanc Montgomery Securities LLC and Union Bank of Switzerland will receive their proportionate share of any repayment by the Company of amounts outstanding under the Primary Credit Facility from the net proceeds of the Offering. Because more than 10% of the net proceeds of this Offering will be paid to affiliates of members of the National Association of Securities Dealers, Inc.

("NASD"), the Offering will be conducted pursuant to Section 2710(c)(8) of the Conduct Rules of the NASD.

     Stephens Inc. is owned by Stephens Holding Company, which is owned by Stephens Group, Inc. ("Stephens Group"). Donrey, which is a partner with the Company in TCA Cable Partners, is also owned by Stephens Holding Company and Stephens Group, which hold 1% and 99% general partnership interests, respectively. In May 1996, TCA Cable Partners was formed when the Company contributed 22 cable systems with approximately 175,000 subscribers and Donrey contributed five cable systems with approximately 60,000 subscribers. Donrey received a 25% interest in TCA Cable Partners for the cable systems it contributed to TCA Cable Partners. Additionally, the Stephens Group and the Company entered into an agreement dated May 1, 1996 whereby Stephens Group agreed to provide the Company with nonexclusive financial advisory services with respect to the Company's continuing review of strategic and financial planning matters for a ten year period. As compensation for the above-described financial advisory agreement, the Company issued a warrant to Stephens Group to purchase 300,000 shares of Company Common Stock at an exercise price of $30.00 per share (the "Warrant"). On April 11, 1996, the day the Company executed the Warrant, the closing price of the Company's Common Stock as reported on Nasdaq National Market was $28 5/8. The Warrant is exercisable in two installments with one-half exercisable beginning on May 1, 2001 and the other half beginning on May 1, 2006. Unless terminated earlier in accordance with its terms, the Warrant will expire after May 1, 2007. The Company has granted certain registration rights to Stephens Group with respect to the shares of Common Stock issued upon exercise of the Warrant, including two demand registrations and unlimited piggyback registrations. The Company and Stephens Group, or the holder of the Warrant, will each pay one-half of the fees associated with each such registration. Stephens Group and its affiliates held 40,000 shares of the Company's Common Stock on October 31, 1997. Mr. Fred Smith, a director of the Company, was the former Chairman of the Management Committee of Donrey and a consultant to Donrey from August 1993 to August 1996. Mr. Smith was appointed to the board of directors of the Company on the same day the TCA Cable Partners partnership was approved by the Company. See Note 5 to the "Consolidated Financial Statement."

     In connection with the Offering of the Debentures, Chase Securities Inc., on behalf of the Underwriters, may engage in overallotment, stabilizing transactions, and syndicate covering transactions in accordance with Regulation M under the Securities and Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the Underwriters. Stabilizing transactions involve bids to purchase Debentures in the open market for the purpose of pegging, fixing or maintaining the price of the Debentures. Syndicate covering transactions involve purchases of the Debentures in the open market after the distribution has been completed in order to cover short positions. Such stabilizing transactions and syndicate covering transactions may cause the price of the Debentures to be higher than it would otherwise be in the absence of such transactions. Such actions, if commenced, may be discontinued at any time.

                         INDEX TO FINANCIAL STATEMENTS

                                                                 PAGES
                                                              ------------
TCA CABLE TV, INC. AND SUBSIDIARIES FINANCIAL STATEMENTS
  Report of Independent Accountants.........................           F-2
  Consolidated Balance Sheets as of October 31, 1997 and
     1996...................................................           F-3
  Consolidated Statements of Operations for the years ended
     October 31, 1997, 1996 and 1995........................           F-4
  Consolidated Statements of Changes in Shareholders' Equity
     for the years ended October 31, 1997, 1996 and 1995....           F-5
  Consolidated Statements of Cash Flows for the years ended
     October 31 1997, 1996 and 1995.........................           F-6
  Notes to Consolidated Financial Statements................    F-7 - F-16

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders
TCA Cable TV, Inc.

     We have audited the consolidated balance sheets of TCA Cable TV, Inc. and Subsidiaries as of October 31, 1997 and 1996 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended October 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TCA Cable TV, Inc. and Subsidiaries as of October 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended October 31, 1997, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Dallas, Texas
January 15, 1998

                      TCA CABLE TV, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           OCTOBER 31, 1997 AND 1996

                                     ASSETS

                                                                 1997             1996
                                                             -------------    -------------
Cash.......................................................  $   3,270,190    $   3,473,443
Accounts receivable, subscribers...........................     15,852,757       12,408,291
Accounts receivable, other.................................      1,017,070          666,957
Income tax receivable......................................        529,830        1,001,709
Notes receivable, affiliates...............................             --           80,000
Investments................................................             --        4,714,629
Property, plant and equipment, at cost:
  Land.....................................................      4,110,347        3,313,883
  Distribution systems.....................................    380,864,913      340,766,176
  Transportation equipment.................................     11,277,388        9,686,330
  Other....................................................     40,994,072       32,386,113
                                                             -------------    -------------
                                                               437,246,720      386,152,502
  Less accumulated depreciation............................   (208,416,640)    (186,892,042)
                                                             -------------    -------------
                                                               228,830,080      199,260,460
                                                             -------------    -------------
Other assets:
  Intangibles, net of accumulated amortization of
     $98,669,961 and $84,660,150, respectively.............    464,602,414      441,189,861
  Prepaid expenses and other assets........................      7,029,979        1,201,281
                                                             -------------    -------------
                                                               471,632,393      442,391,142
                                                             -------------    -------------
                                                             $ 721,132,320    $ 663,996,631
                                                             =============    =============

                                        LIABILITIES

Accounts payable...........................................  $  12,047,781    $  12,137,215
Accrued expenses...........................................     23,653,545       14,671,323
Subscriber advance payments................................      3,522,240        4,909,936
Deferred income taxes......................................     71,580,000       59,580,000
Term debt..................................................    317,025,181      314,492,583
                                                             -------------    -------------
                                                               427,828,747      405,791,057
                                                             -------------    -------------
Redeemable minority interest...............................    122,636,878      111,873,245
Contingencies and commitments

                                   SHAREHOLDERS' EQUITY

Preferred stock, $1.00 par value, 5,000,000 shares
  authorized; none issued..................................             --               --
Common stock, $0.10 par value, 60,000,000 shares
  authorized; 24,991,048 and 24,931,931 shares issued,
  respectively.............................................      2,499,105        2,493,193
Additional paid in capital.................................     51,845,522       49,984,093
Retained earnings..........................................    119,108,443       96,861,418
                                                             -------------    -------------
                                                               173,453,070      149,338,704
Less treasury stock, at cost, 113,000 and 123,000 shares,
  respectively.............................................     (2,786,375)      (3,006,375)
                                                             -------------    -------------
                                                               170,666,695      146,332,329
                                                             -------------    -------------
                                                             $ 721,132,320    $ 663,996,631
                                                             =============    =============

   The accompanying notes are an integral part of the consolidated financial statements.

                      TCA CABLE TV, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED OCTOBER 31, 1997, 1996 AND 1995

                                                   1997            1996            1995
                                               ------------    ------------    ------------
CATV revenues................................  $307,501,312    $253,308,282    $190,708,487
                                               ------------    ------------    ------------
Operating expenses:
  Salaries, wages and benefits...............    56,489,396      43,581,967      32,814,442
  Programming costs..........................    81,010,410      61,792,409      43,713,752
  Other operating expenses...................    10,307,048       8,443,728       6,641,685
  Selling, general and administrative........    23,817,927      19,978,765      13,374,093
  Depreciation and amortization..............    44,255,420      37,523,989      28,351,802
                                               ------------    ------------    ------------
                                                215,880,201     171,320,858     124,895,774
                                               ------------    ------------    ------------
  Operating income...........................    91,621,111      81,987,424      65,812,713
Other income.................................       389,768         332,891         353,221
Interest expense.............................   (22,182,337)    (21,932,562)    (13,847,458)
Minority interest............................    (7,088,633)     (3,248,245)             --
                                               ------------    ------------    ------------
  Income before income taxes.................    62,739,909      57,139,508      52,318,476
                                               ------------    ------------    ------------
Provisions for income taxes:
  Current....................................    12,600,000      10,800,000      12,849,000
  Deferred...................................    12,000,000      11,400,000       8,180,000
                                               ------------    ------------    ------------
                                                 24,600,000      22,200,000      21,029,000
                                               ------------    ------------    ------------
  Net income.................................  $ 38,139,909    $ 34,939,508    $ 31,289,476
                                               ============    ============    ============
Earnings per common share....................  $       1.53    $       1.41    $       1.27
                                               ============    ============    ============

   The accompanying notes are an integral part of the consolidated financial statements

                      TCA CABLE TV, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED OCTOBER 31, 1997, 1996 AND 1995

                                                COMMON STOCK ISSUED      ADDITIONAL
                                              ------------------------     PAID-IN       RETAINED      TREASURY
                                                SHARES        AMOUNT       CAPITAL       EARNINGS        STOCK
                                              -----------   ----------   -----------   ------------   -----------
BALANCE, OCTOBER 31, 1994...................  $24,733,261   $2,473,326   $42,860,849   $ 56,266,488   $(2,703,754)
  Net income................................           --           --            --     31,289,476
  Issuance of common stock..................       21,336        2,134       551,267             --            --
  Stock options exercised...................       27,524        2,752       292,872             --            --
  Cash dividends at $.48 per share..........           --           --            --    (11,787,622)           --
  Treasury stock purchased..................           --           --            --             --    (1,100,000)
                                              -----------   ----------   -----------   ------------   -----------
BALANCE, OCTOBER 31, 1995...................   24,782,121    2,478,212    43,704,988     75,768,342    (3,803,754)
  Net income................................           --           --            --     34,939,508            --
  Issuance of common stock in connection
    with an acquisition.....................      106,839       10,684     5,285,562             --     2,703,754
  Other issuances of common stock...........       26,756        2,676       747,876             --            --
  Stock options exercised...................       16,215        1,621       151,767             --            --
  Amortization of warrants (Note 5).........           --           --        93,900             --            --
  Cash dividends at $.56 per share..........           --           --            --    (13,846,432)           --
  Treasury stock purchased..................           --           --            --             --    (1,906,375)
                                              -----------   ----------   -----------   ------------   -----------
BALANCE, OCTOBER 31, 1996...................   24,931,931    2,493,193    49,984,093     96,861,418    (3,006,375)
  Net income................................           --           --            --     38,139,909            --
  Issuance of common stock in connection
    with an acquisition.....................           --           --       160,000             --       220,000
  Other issuances of common stock...........       32,015        3,202     1,071,843             --            --
  Stock options exercised...................       27,102        2,710       441,786             --            --
  Amortization of warrants (Note 5).........           --           --       187,800             --            --
  Cash dividends at $.64 per share..........           --           --            --    (15,892,884)           --
                                              -----------   ----------   -----------   ------------   -----------
BALANCE, OCTOBER 31, 1997...................  $24,991,048   $2,499,105   $51,845,522   $119,108,443   $(2,786,375)
                                              ===========   ==========   ===========   ============   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                      TCA CABLE TV, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED OCTOBER 31, 1997, 1996 AND 1995

                                                   1997            1996            1995
                                               ------------    ------------    ------------
Cash flow from operating activities:
  Net income.................................  $ 38,139,909    $ 34,939,508    $ 31,289,476
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation expense....................    30,193,797      25,464,954      20,883,186
     Amortization expense....................    14,061,623      12,059,035       7,468,616
     Deferred income taxes...................    12,000,000      11,400,000       8,180,000
     (Gain) loss on sale of assets...........       127,288         (72,497)       (283,118)
     Share of (earnings) losses of
       affiliates............................      (366,235)        385,144         542,875
     Minority interest in earnings...........     7,088,633       3,248,245              --
     Employee stock bonus....................       163,125         138,750              --
     Stock warrant amortization..............       187,800          93,900              --
     Contribution of common stock to
       retirement plan.......................       911,920         611,803         553,401
     Change in prepaid expenses and other
       assets................................      (706,624)        370,472        (433,164)
     Change in accounts receivable,
       subscribers...........................    (3,444,466)     (4,434,332)     (3,060,247)
     Change in accounts receivable, other....      (350,113)        212,311        (714,364)
     Change in income tax
       receivable/payable....................       471,879         (69,403)     (1,427,584)
     Change in subscriber advance payments...    (1,387,696)      1,053,574         117,049
     Change in accrued expenses..............     3,860,148        (524,001)      3,918,597
     Change in accounts payable..............       (89,434)      5,640,808       1,139,045
                                               ------------    ------------    ------------
          Net cash provided by operating
            activities.......................   100,861,554      90,518,271      68,173,768
                                               ------------    ------------    ------------
Cash flows from investing activities:
  Payments for purchases of companies and
     CATV systems............................   (41,209,854)    (78,108,502)   (150,713,520)
  Capital expenditures.......................   (51,762,673)    (45,902,219)    (39,766,039)
  Loan to affiliate..........................            --              --      (2,500,000)
  Investment in affiliate....................            --      (1,000,000)             --
  Distributions from affiliates..............       400,000              --              --
  Proceeds from sales of assets..............       748,510         150,510       1,090,992
                                               ------------    ------------    ------------
          Net cash used in investing
            activities.......................   (91,824,017)   (124,860,211)   (191,888,567)
                                               ------------    ------------    ------------
Cash flows from financing activities:
  Borrowings of term debt....................   108,899,990     157,582,679     315,785,939
  Repayments of term debt....................  (106,367,392)   (105,303,151)   (180,020,230)
  Debt issuance costs........................            --              --        (643,750)
  Treasury stock purchased...................            --      (1,906,375)     (1,100,000)
  Proceeds from stock options exercised......       444,496         153,388         295,624
  Partnership capital contributions..........    10,275,000       3,175,000              --
  Partnership distributions..................    (6,600,000)     (3,300,000)             --
  Dividends paid.............................   (15,892,884)    (13,846,432)    (11,787,622)
                                               ------------    ------------    ------------
          Net cash provided by (used in)
            financing activities.............    (9,240,790)     36,555,109     122,529,961
                                               ------------    ------------    ------------
Net increase (decrease) in cash..............      (203,253)      2,213,169      (1,184,838)
Cash at beginning of year....................     3,473,443       1,260,274       2,445,112
                                               ------------    ------------    ------------
Cash at end of year..........................  $  3,270,190    $  3,473,443    $  1,260,274
                                               ============    ============    ============
Supplemental Cash Flow Information:
  Interest paid..............................  $ 22,459,853    $ 21,694,203    $ 13,246,011
                                               ============    ============    ============
  Income taxes paid..........................  $ 10,376,712    $ 10,869,403    $ 14,276,584
                                               ============    ============    ============

   The accompanying notes are an integral part of the consolidated financial statements

                      TCA CABLE TV, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF FINANCIAL STATEMENT PRESENTATION:

     TCA Cable TV, Inc. (the "Company" or "TCA") owns and operates cable television ("CATV") systems in non-urban areas in Arkansas, Idaho, Louisiana, Mississippi, New Mexico, Oklahoma and Texas. The consolidated financial statements include the accounts of TAL Financial Corporation ("TAL"), a wholly-owned subsidiary of the Company, and TAL's directly and indirectly, wholly-owned subsidiaries: TCA Management Company; Teleservice Corporation of America; Texas Community Antennas, Inc.; Texas Telecable, Inc.; TCA Cable of Amarillo, Inc.; Telecable Associates, Inc.; Sun Valley Cablevision, Inc.; VPI Communications, Inc.; TCA Communications, Inc., M.T. Associates, Inc., TCA Interests, L.L.C., TCA Holdings, L.P., TCA Interests II, Inc., and TCA Holdings II, L.P. The consolidated financial statements also include the accounts of TCA Cable Partners, a partnership that is owned 75% by TCA and 25% by DR Partners, a division of Stephens Group, Inc.

     All significant intercompany transactions have been eliminated in consolidation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Property, Plant and Equipment:

     Depreciation of property, plant and equipment is computed using the straight-line method over the estimated useful lives of the related assets as follows:

Distribution systems........................................  5-15 years
Transportation equipment....................................  5 years
Other.......................................................  5-32 years

     Maintenance and repair costs are charged to expense as incurred. Major replacements and betterments are capitalized. Upon sale or retirement, the cost and accumulated depreciation applicable to the asset is removed from the accounts and the resulting profit or loss is reflected in income.

  Income Taxes:

     The Company and its subsidiaries file a consolidated federal income tax return. The Company utilizes an asset and liability approach for financial accounting and reporting for income taxes in accordance with Statement on Financial Accounting Standards No. 109, "Accounting for Income Taxes."

  Intangibles:

     Intangible assets including franchises, non-compete agreements and goodwill are recorded at cost. Intangible assets are amortized on a straight-line basis over the expected useful lives of the assets, which range from 5 to 40 years.

     Goodwill represents the excess of the cost of the acquisition over the fair value of the net assets acquired and is being amortized on a straight-line basis over 40 years. At each balance sheet date, management assesses whether there has been a permanent impairment in the value of goodwill by considering current operating results, estimated non discounted future cash flows, trends and prospects.

                      TCA CABLE TV, INC. AND SUBSIDIARIES

  Investments:

     Investments in affiliates in which the Company's voting interest is 20% to 50% are accounted for under the equity method. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's share of the net earnings or losses of the affiliates as they occur rather than as dividends or other distributions are received. The Company's share of the results of operations of affiliates is not material. During 1996, the Company converted $2,420,000 of notes receivable from affiliates to investments in affiliates.

  Reclassifications:

     Certain reclassifications have been made to the prior years' financial statements to conform to the current year presentation.

  Concentration of Credit Risk:

     The Company maintains cash balances at several financial institutions. During the year, these balances may exceed federally insured amounts.

3. INTANGIBLE ASSETS:

     Intangible assets consists of the following:

                                                                OCTOBER 31,
                                                        ---------------------------
                                                            1997           1996
                                                        ------------   ------------
Covenants not to compete..............................  $ 38,046,463   $ 37,911,423
Franchises............................................   145,192,565    145,192,565
Goodwill..............................................   380,033,347    342,746,023
                                                        ------------   ------------
                                                         563,272,375    525,850,011
Less: Accumulated amortization........................   (98,669,961)   (84,660,150)
                                                        ------------   ------------
                                                        $464,602,414   $441,189,861
                                                        ============   ============

4. TERM DEBT:

     Term debt consists of the following:

                                                                OCTOBER 31,
                                                        ---------------------------
                                                            1997           1996
                                                        ------------   ------------
Notes payable to three companies payable in semiannual
  installments beginning February 1993, due August
  1999, bearing interest at 9.0%......................  $ 24,000,000   $ 36,000,000
Notes payable to five insurance companies payable in
  annual installments beginning June 1999, due June
  2005, bearing interest at 7.26%.....................   100,000,000    100,000,000
Revolving bank credit, terminating June 30, 2002, with
  16 quarterly commitment reductions commencing
  September 1998, with interest at prime or LIBOR plus
  an applicable margin, unused portion of $30,000,000
  and $45,000,000 as of October 31, 1997 and 1996,
  respectively, with a commitment fee of  1/4% per
  annum on the unused portion(a)......................   170,000,000    155,000,000

                      TCA CABLE TV, INC. AND SUBSIDIARIES

                                                                OCTOBER 31,
                                                        ---------------------------
                                                            1997           1996
                                                        ------------   ------------
Revolving bank credit, terminating June 1998, with
  interest at prime or LIBOR plus an applicable
  margin, unused portion of $2,000,000 and $2,500,000
  as of October 31, 1997 and 1996, respectively, with
  no commitment fees(a)...............................    23,000,000     22,500,000
Other.................................................        25,181        992,583
                                                        ------------   ------------
                                                        $317,025,181   $314,492,583
                                                        ============   ============

---------------

(a) The weighted average interest rate on the Company's revolving bank credit at October 31, 1997 and 1996 was 6.39% and 6.18%, respectively.

The Company's revolving bank credit agreements and the term loan agreements contain restrictive covenants including minimum cash flow ratios. Under these covenants, the Company's dividends, capital expenditures and fixed principal payments could also be limited.

     Scheduled maturities of term debt at October 31, 1997, are as follows:

1998........................................................  $ 35,008,989
1999........................................................    58,795,642
2000........................................................    64,291,978
2001........................................................    64,285,714
2002........................................................    51,785,714
Thereafter..................................................    42,857,144
                                                              ------------
                                                              $317,025,181
                                                              ============

     On July 24, 1997, the Company filed a shelf registration with the SEC for a public debt offering of up to $300 million. The Company plans to issue $150 million in public debt in February, 1998 to finance the TCI Transaction (see
Note 17). In connection with this contemplated debt offering, the Company entered into treasury lock transactions with a notional amount totaling $100 million in August 1997 (the "Treasury Locks"). The Treasury Locks are designated as a hedge against future interest rate changes prior to the anticipated closing of the contemplated debt offering. At October 31, 1997, the Company's liability associated with the Treasury Locks approximated $5.1 million as a result of declining interest rates. The offset to this liability, which is included in accrued expenses in the accompanying consolidated balance sheet, has been capitalized in prepaid expenses and other assets in the accompanying consolidated balance sheet. In January 1998, the Treasury Locks were terminated at a cost of $7.9 million. The cost will be amortized over the term of the public debt as an interest rate yield adjustment. If plans for issuance of the public debt are terminated, the deferred Treasury Locks termination cost of $7.9 million will be charged to expense.

5. TRANSACTIONS WITH AFFILIATES:

     TCA Management Company performs all accounting and management services for two CATV systems owned by affiliated companies (the "affiliated companies"). Revenues received by TCA Management Company from the affiliated companies (which equal an expense reimbursement plus a profit) are included in CATV revenues and related expenses are included in operating expenses. These amounts are not material.

                      TCA CABLE TV, INC. AND SUBSIDIARIES

     The Company leases its headquarters building from a company partially owned by the estate of Mr. Robert M. Rogers, a former officer and director of TCA, and his former wife, Louise Rogers. The annual lease expense was $318,515 for 1997, 1996 and 1995.

     The Company purchased distribution system construction services from a partnership partially owned by a director of the Company. During 1997, 1996 and 1995, transactions with the partnership totaled $7,894,454, $7,572,130 and $4,603,694, all of which were capitalized. Effective June 1, 1997, this partnership was merged with a corporation 100% owned by the Company.

     On December 31, 1996, TCA Communications Inc. ("TCAC"), a 50% owned affiliate of the Company, distributed certain assets of TCAC primarily related to its long distance operations and Internet operations in East Texas to Lufkin-Conroe Telecommunications Corporation ("LCT") in exchange for LCT's 50% ownership interest in TCAC. Effective January 1, 1997, TCAC became a wholly-owned subsidiary of TCA which provides long distance and Internet services in West Texas, New Mexico, and Arkansas.

     On May 1, 1996, the Company issued warrants to purchase 300,000 shares of TCA Common Stock at $30 per share to Stephens Group, Inc. (see Note 9) in exchange for financial advisory services to be provided over a ten year period. The warrants were valued at $1,878,000 at the issuance date using the Black-Scholes pricing model. Fifty percent of the warrants are exercisable five years from the date of issuance and the remaining 50% are exercisable ten years from the date of issuance. The value assigned to the warrants is being amortized over a ten year period with a corresponding increase in additional paid-in capital.

6. CONTINGENCIES AND COMMITMENTS:

     Annual rental expense for utility poles and tower sites for the years ended October 31, 1997, 1996 and 1995 was approximately $2,292,000, $2,112,000 and
$1,434,000, respectively.

     Rental expense for all rental agreements for the years ended October 31, 1997, 1996 and 1995 was approximately $3,817,000, $3,216,000, and $2,316,000, respectively.

     Various lawsuits are pending against the Company and its subsidiaries. The Company intends to vigorously contest the liability in all matters brought against the Company. While no assurance can be given as to the ultimate outcome, management believes the litigation will not have a material adverse effect on the results of operations or financial position of the Company

7. INCOME TAXES:

     The following is a reconciliation of taxes computed at the statutory federal income tax rate with the provision for income taxes in the consolidated financial statements for each of the three years in the period ended October 31:

                                              1997           1996           1995
                                           -----------    -----------    -----------
Income before taxes......................  $62,739,909    $57,139,508    $52,318,476
                                           ===========    ===========    ===========
Statutory federal rate...................         35.0%          35.0%          35.0%
Provision for federal income taxes at the
  statutory federal rate.................  $21,958,968    $19,998,828    $18,311,467
State income taxes.......................    2,138,966      1,988,949      2,671,414
Amortization of goodwill.................      236,605        184,610        272,654
Other....................................      265,461         27,613       (226,535)
                                           -----------    -----------    -----------
Provision for income taxes...............  $24,600,000    $22,200,000    $21,029,000
                                           ===========    ===========    ===========

                      TCA CABLE TV, INC. AND SUBSIDIARIES

     The deferred income taxes liability balance of $71,580,000 and $59,580,000 at October 31, 1997 and 1996, respectively, is the tax effect of temporary differences between the tax bases of the Company's property, plant and equipment and intangibles and their bases for financial reporting purposes. The Company does not have any other material temporary differences necessitating a provision for deferred income taxes.

8. EARNINGS PER COMMON SHARE:

     Earnings per common share are computed using the weighted average number of shares outstanding during the period, including Common Stock equivalents:
24,916,576 shares for 1997, 24,748,980 shares for 1996, and 24,582,447 shares for 1995.

9. SALES AND ACQUISITIONS:

     On April 2, 1997 the Company acquired the assets of the cable television system serving approximately 21,000 subscribers in Jonesboro, Arkansas and surrounding areas. The acquisition was made through TCA Cable Partners, the TCA managed partnership with DR Partners ("Donrey"), a division of Stephens Group, Inc. The system was acquired from East Arkansas Cablevision, Inc. The cost of the acquisition was approximately $41 million, $35 million of which related to acquired intangibles. The acquisition was funded by the Company's bank line of credit and a capital contribution of $10.3 million by Donrey.

     Effective June 1, 1997, the Company acquired the remaining 60% of its previously 40% owned affiliates M.T. Associates, Inc. ("Media") and Media Technologies, Ltd. ("Media Tech"). The cost of the acquisition was $932,000. Media is a wholly-owned subsidiary of the Company engaged in the construction of cable television plant. All of Media's revenue for 1997 was derived from distribution system construction services provided to the Company.

     On October 2, 1996, the Company, through TCA Cable Partners, completed an asset exchange with Communications Services, Inc. ("CSI"), a wholly-owned subsidiary of TCI Communications, Inc. TCA Cable Partners acquired the cable television system operating in Ft. Smith, Arkansas and surrounding areas in exchange for its Vallejo, California system.

     On September 11, 1996, the Company, through TCA Cable Partners, purchased the assets of the cable television system serving approximately 8,100 subscribers in Van Buren, Alma and Barling, Arkansas. The system was acquired from subsidiaries of Classic Cable, Inc. The cost of the acquisition was approximately $12.7 million, $10 million of which relates to acquired intangibles. The system is managed by the Company's Ft. Smith, Arkansas system. The acquisition was funded by the Company's bank line of credit.

     On May 1, 1996, TCA acquired five additional cable television systems through TCA Cable Partners, a partnership which is owned 75% by TCA and 25% by Donrey and is managed by TCA. The partnership was originally comprised of 22 systems in Arkansas and Mississippi contributed by TCA and five systems in Arkansas, Oklahoma and California contributed by Donrey. The partnership served approximately 240,000 subscribers at closing.

     The acquisition of the Donrey systems in exchange for a 25% interest in the partnership was valued at $109 million, $94 million of which related to acquired intangibles. The value of the Donrey systems was recorded as redeemable minority interest at the acquisition date, as Donrey has the right to require TCA to purchase their 25% partnership interest at fair market value in January 2004. TCA has a corresponding right to require Donrey to sell their 25% partnership interest to TCA at fair market value in January 2004. The estimated fair market value of the redeemable minority interest did not exceed the related carrying value for financial reporting purposes as of October 31, 1997. In

                      TCA CABLE TV, INC. AND SUBSIDIARIES
accordance with the partnership agreement, free cash flow, as defined, will be distributed to the partners in each year. Total partnership distributions for fiscal 1997 and 1996 were $26.4 million and $13.2 million, respectively, of which $6.6 million and $3.3 million was distributed to Donrey during 1997 and 1996, respectively.

     Also on May 1, 1996, the Company acquired Cable One Corporation ("Cable One"), a cable television advertising sales company based in Williamsport, Pennsylvania. Cable One represents approximately 200 cable television systems serving approximately 1.2 million subscribers primarily in the Northeastern United States. The Company issued 266,667 shares of its Common Stock (159,828 shares of which were issued from treasury), valued at $8 million at the acquisition date, for 100% of the stock of Cable One. Acquired intangibles accounted for approximately $6 million of the $8 million purchase price. The Company also paid $1.8 million for a non-compete agreement. Cable One is managed by TCA's advertising sales subsidiary VPI Communications, Inc. d/b/a CableTime.

     On December 15, 1995, the Company acquired the assets of the cable television system serving approximately 29,000 subscribers in Alexandria and Pineville, Louisiana ("Alexandria"). TCA acquired the assets of cable television systems in North Carolina and South Carolina from Star Cable Associates and simultaneously exchanged them with Time Warner Entertainment -- Advance/Newhouse Partnership for Alexandria. The cost of the acquisition was approximately $63 million, $54.9 million of which relates to acquired intangibles. The acquisition was funded by the Company's bank line of credit.

     On August 1, 1995, the Company, through a subsidiary, purchased the assets related to the operation of the cable television system serving approximately 10,000 subscribers in the city of El Dorado, Arkansas from Time Warner Cable Ventures, a division of Time Warner Entertainment, L.P. The purchase price was approximately $19 million, $15.4 million of which relates to acquired intangibles.

     On July 1, 1995, the Company, through a subsidiary, acquired substantially all of the assets used by Marcus Cable of San Angelo, L.P. in the operation of the cable television systems serving approximately 28,000 subscribers in and around the following cities, counties, and areas in Texas: San Angelo, Andrews, Ballinger, Miles, Winters, Goodfellow Air Force Training Center, Andrews County, and Tom Green County. The cost of the acquisition was approximately $66 million, $57.8 million of which relates to acquired intangibles.

     In May 1995, the Company, through its subsidiaries, acquired substantially all of the assets used by Time Warner Entertainment Company, L.P. in the operation of the cable television systems serving approximately 34,000 subscribers in and around the following cities in Arkansas: Fayetteville, Elkins, Farmington, Greenland, Russellville, Clarksville, Booneville, Pottsville, Paris, and the unincorporated areas within the counties in which the foregoing cities are located. The cost of the acquisition was approximately $66 million, $56.4 million of which relates to acquired intangibles.

     These acquisitions were accounted for as purchases, and accordingly, results of operations of the acquired assets have been included in the consolidated financial statements from the dates of acquisition.

10. INCENTIVE STOCK OPTION PLAN:

     The Company, in fiscal years 1997 and 1996, granted stock options and issued shares of restricted Common Stock under the TCA Cable TV, Inc. Amended and Restated Incentive Stock Option Plan and the 1996 Non-Employee Directors' Stock Option Plan (collectively the "Plan"). The Company applies APB Opinion No. 25 and related interpretations in accounting for the Plan. In 1995,

                      TCA CABLE TV, INC. AND SUBSIDIARIES
the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Companies may continue to apply the provisions of APB Opinion No. 25 in determining net income; however, they must apply the disclosure requirements of SFAS 123 for all grants issued after fiscal 1995. The Company elected to continue to apply the provisions of APB Opinion No. 25 in accounting for all grants.

     The Company granted stock options in fiscal 1997 and 1996 to employees and directors. All of the options granted to the employees and directors have an exercise price equal to or greater than the fair market value of the stock at grant date and become exercisable beginning on the first anniversary of the date of grant. The options granted to non-employee directors have a contractual term of 10 years and vest immediately on the date of grant. The options granted to employees have a contractual term of 7 years and vest over four years at the rate of 25% per year beginning on the first anniversary date of the grant.

     A summary of the Company's stock options as of October 31, 1997, 1996 and 1995, and the changes during the years ended on those dates is presented below:

                                                               STOCK OPTIONS
                                       -------------------------------------------------------------
                                                1997                     1996               1995
                                       ----------------------   ----------------------   -----------
                                                     WEIGHTED                 WEIGHTED
                                       # OF SHARES   AVERAGE    # OF SHARES   AVERAGE    # OF SHARES
                                       UNDERLYING    EXERCISE   UNDERLYING    EXERCISE   UNDERLYING
                                         OPTIONS      PRICES      OPTIONS      PRICES      OPTIONS
                                       -----------   --------   -----------   --------   -----------
Outstanding at beginning of the
  year...............................    217,250      $25.05      178,359      $22.93      152,206
Granted..............................     72,000       30.34       67,500       28.09       66,900
Exercised............................    (44,428)      23.58      (28,609)      19.01      (40,747)
Forfeited............................         --          --           --          --           --
Expired..............................         --          --           --          --           --
                                         -------      ------      -------      ------     --------
Outstanding at end of year...........    244,822      $26.87      217,250      $25.05      178,359
                                         =======      ======      =======      ======     ========
Exercisable at end of year...........    121,922       26.56       63,200       22.88       51,034
                                         =======      ======      =======      ======     ========
Weighted-average fair value of
  options granted....................         --      $ 6.92                   $ 6.29           --
                                                      ======                   ======

     The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants in fiscal 1997 and 1996: dividend yield of 2.22%; risk free interest rate 5.82%; expected life of 4.5 years; and a volatility of 22.8%.

     Options outstanding as of October 31, 1997 have exercise prices ranging from $20.75 to $31.13 and weighted average remaining term of 4.75 years.

     Had the compensation cost for the Company's stock-based compensation plans been determined consistent with the requirements of SFAS 123, the Company's net income and net income per common share for 1997 and 1996 would approximate the pro forma amounts below:

                           AS REPORTED     PRO FORMA     AS REPORTED     PRO FORMA
                            10/31/97       10/31/97       10/31/96       10/31/96
                           -----------    -----------    -----------    -----------
SFAS 123 Charge..........           --    $   448,452             --    $    94,000
APB 25 Charge............           --             --             --             --
Net income...............  $38,139,909    $37,869,099    $34,939,508    $34,845,508
Net Income Per Common
  Share..................  $      1.53    $      1.52    $      1.41    $      1.41

                      TCA CABLE TV, INC. AND SUBSIDIARIES

     The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS 123 does not apply to awards granted prior to the 1996 fiscal year.

11. DEFERRED SAVINGS AND RETIREMENT PLAN:

     Effective September 1, 1983, the Company and several of its affiliates adopted a deferred savings and retirement plan covering all employees with at least one year of service.

     Employees may elect to contribute a portion of their compensation to the plan. The Company may contribute up to an amount equal to the employees' contributions but not in excess of three percent of the employees' earnings. The Company anticipates that all or substantially all of their discretionary and matching contributions will consist of registered shares of Common Stock of the Company. The Company's contributions for the years ended October 31, 1997, 1996 and 1995 were $911,920, $611,803 and $553,401, respectively.

12. UNCERTAINTIES AND USE OF ESTIMATES

     The Telecommunications Act of 1996 was signed into law on February 8, 1996. This new law alters the regulatory structure governing the nation's telecommunications providers. It removes barriers to competition in both the cable television market and the local telephone market. Among other things, it reduces the scope of cable regulation. The Company's management believes this legislation may have a significant impact on its operations and its competitive environment.

  Use of Estimates:

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

13. QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

                                                       THREE MONTHS ENDED
                                    --------------------------------------------------------
                                    JANUARY 31      APRIL 30        JULY 31      OCTOBER 31
                                    -----------    -----------    -----------    -----------
Total revenues:
  1997............................  $73,489,288    $74,983,934    $79,181,508    $79,846,582
  1996............................   55,000,233     57,577,680     69,399,627     71,330,742
Operating income:
  1997............................   22,813,374     21,914,993     23,479,678     23,413,066
  1996............................   19,363,883     19,439,800     21,755,887     21,427,854
Net income:
  1997............................    9,686,768      9,200,564      9,484,822      9,767,755
  1996............................    8,488,375      8,960,299      8,609,313      8,881,521
Earnings per common share:
  1997............................  $      0.39    $      0.37    $      0.38    $      0.39
  1996............................  $      0.34    $      0.36    $      0.35    $      0.36

                      TCA CABLE TV, INC. AND SUBSIDIARIES

14. SEGMENT INFORMATION:

     The Company operates primarily in the cable television industry. The Company's wholly-owned subsidiary, VPI Communications, Inc. d/b/a CableTime, provides cable advertising sales for the Company and third parties.

                                                         ADVERTISING
                                            CABLE         INSERTION     CONSOLIDATED
                                         ------------    -----------    ------------
YEAR ENDED OCTOBER 31, 1997
  Revenues.............................  $253,812,951    $53,688,361    $307,501,312
  Operating income.....................    84,718,185      6,902,926      91,621,111
  Depreciation and amortization........    42,280,074      1,975,346      44,255,420
  Capital expenditures, including
     acquisitions......................    58,339,790      3,410,114      61,749,904
  Identifiable assets..................   689,127,318     32,005,002     721,132,320
YEAR ENDED OCTOBER 31, 1996
  Revenues.............................  $218,385,752    $34,922,530    $253,308,282
  Operating income.....................    75,899,140      6,088,284      81,987,424
  Depreciation and amortization........    36,255,472      1,268,517      37,523,989
  Capital expenditures, including
     acquisitions......................    68,631,042      4,931,924      73,562,966
  Identifiable assets..................   635,971,570     28,025,061     663,996,631
YEAR ENDED OCTOBER 31, 1995
  Revenues.............................  $172,821,258    $17,887,229    $190,708,487
  Operating income.....................    61,493,755      4,318,958      65,812,713
  Depreciation and amortization........    27,350,376      1,001,426      28,351,802
  Capital expenditures, including
     acquisitions......................    60,105,585        802,930      60,908,515
  Identifiable assets..................   441,618,510     12,470,426     454,088,936

15. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The carrying amount of the Company's term debt approximates fair value as the interest rates on the significant components of such debt approximate market.

16. IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS:

  Earnings Per Share (SFAS 128)

     The Company will adopt Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), during the fiscal year ending October 31, 1998. SFAS 128 established simplified accounting standards for computing earnings per share and makes them comparable to international earnings per share standards. If SFAS 128 had been applied during 1997, the Company's basic and diluted earnings per share would have been $1.54 and $1.53, respectively.

  Disclosure of Information about Capital Structure (SFAS 129)

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 129, "Disclosure of Information about Capital Structure" ("SFAS 129"). SFAS 129 is applicable to all entities and requires that disclosure about any entity's capital structure include a brief discussion of rights and privileges for securities outstanding. SFAS 129 is effective for financial statements for periods ending after December 15, 1997.

                      TCA CABLE TV, INC. AND SUBSIDIARIES

  Reporting Comprehensive Income (SFAS 130)

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components.

  Disclosures about Segments of an Enterprise and Related Information (SFAS 131)

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for the way that public companies report information about segments in annual and interim financial statements.

17. SUBSEQUENT EVENTS:

     On November 13, 1997, the Company signed an agreement with TCI American Cable Holdings IV, L.P. (the "TCI Affiliate"), an affiliate of Tele-Communications, Inc., to establish a partnership involving cable systems in several communities in Texas, Louisiana, and New Mexico (the "TCI Transaction"). The Company will contribute selected systems in Texas and New Mexico, serving approximately 155,000 customers, and approximately $46.6 million in debt to the partnership. The TCI Affiliate will contribute its cable systems in mid-Texas and western Louisiana, serving approximately 150,000 customers, and approximately $247.9 million in debt to the partnership. The systems to be contributed by the Company and the TCI Affiliate are each valued at $315 million. The TCI Affiliate will hold a 20 percent interest in the partnership. The Company will hold an 80 percent interest and will be the managing partner for the venture. TCA will consolidate the partnership for financial statement purposes. The TCI Transaction is projected to close in February 1998.

     On December 15, 1997, the Company sold the assets of its long distance business to NTS Communications, Inc. The sales price was $4.1 million resulting in a gain of approximately $0.7 million.

     At the December 17, 1997 Board of Directors' Meeting, a cash dividend of $0.16 was declared. This dividend is to holders of record on January 6, 1998, and payable on January 20, 1998.

     On January 15, 1998, the Company's Board of Directors adopted a Shareholder Rights Plan (the "Rights Plan"). In connection with the adoption of the Rights Plan, the Board declared a dividend of one preferred share purchase right for each outstanding share of Company Common Stock. Each Right, which is not presently exercisable, entitles the holder to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock at an exercise price of $170. In the event that any person acquires 15 percent or more of the outstanding shares of Common Stock, each holder of a Right (other than the acquiring person or group) will be entitled to receive, upon payment of the exercise price, that number of Common Stock having a market value equal to two times the exercise price. The distribution of the Rights will be made on January 28, 1998, payable to shareholders of record at the close of business on that date. The Rights will expire on January 15, 2008.

PROSPECTUS

                               TCA CABLE TV, INC.
                                  $300,000,000
                                DEBT SECURITIES

     TCA Cable TV, Inc. ("TCA" or the "Company"), a Texas corporation, may offer and sell from time to time its debt securities (the "Debt Securities"), on terms to be determined at the time of sale, through dealers, underwriters or agents to be designated, or directly to other purchasers, at an aggregate initial offering price not exceeding $300,000,000. The Debt Securities may be offered as separate series with the same or various maturities. The specific designation, aggregate principal amount, denominations, maturity, premium, if any, terms for any sinking fund payments, the initial public offering price, the net proceeds to the Company and any other specific terms in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement").

     Unless otherwise specified in an accompanying Prospectus Supplement, the Debt Securities will be senior securities of the Company, ranking equally with all other unsubordinated and unsecured indebtedness of the Company.

     The specific terms of the Debt Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement, including, where applicable, the specific designation, aggregate principal amount, currency, denomination, maturity (which may be fixed or extendible), priority, interest rate or rates (or manner of calculation thereof), if any, time of payment of interest, if any, terms for any redemption or repayment at the option of the Company or the holder or for any sinking fund payments, terms for any conversion or exchange (including the terms relating to the adjustment thereof), the initial public offering price and any other specific terms of such Debt Securities.

     The Prospectus Supplement will also contain information, where applicable, about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Debt Securities covered by the Prospectus Supplement.

     The Debt Securities may be issued only in registered form, including in the form of one or more global securities ("Global Securities"), unless otherwise set forth in the Prospectus Supplement.

                             ---------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

     The Debt Securities may be offered directly, through agents designated from time to time or through dealers or underwriters. If any agents of the Company or any dealers or underwriters are involved in the offering of the Debt Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in the Prospectus Supplement. The net proceeds to the Company from such sale will also be set forth in the Prospectus Supplement.

                 THE DATE OF THIS PROSPECTUS IS AUGUST 1, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; at the Commission's Chicago Regional office located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and at the Commission's New York Regional office located at 7 World Trade Center, Room 1300, New York, New York 10048. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Additionally, the Commission maintains a website (http://www.sec.gov) that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock is listed on the Nasdaq National Market System ("Nasdaq"). Reports, proxy statements and other information concerning the Company can be inspected at the offices of Nasdaq.

     The Company has filed with the Commission in Washington, D.C., a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") in connection with the offer and sale of the Debt Securities offered hereby under the Securities Act. This Prospectus does not contain all of the information set forth or incorporated by reference in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Debt Securities, reference is made to the Registration Statement and the exhibits thereto. Copies of the Registration Statement are available from the Commission. Statements contained in this Prospectus concerning the provisions of documents filed with the Registration Statement are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

     The Company's principal executive offices are located at 3015 S.S.E. Loop 323, Tyler, Texas 75701 and its telephone number is (903) 595-3701.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed with the Commission by the Company, are incorporated herein by reference and made a part hereof:

     (i) Annual Report of the Company on Form 10-K for the year ended October 31, 1996;

     (ii) Quarterly Report of the Company on Form 10-Q for the quarter ended January 31, 1997;

     (iii) Quarterly Report of the Company on Form 10-Q for the quarter ended April 30, 1997; and

     (iv) Current Report on Form 8-K dated June 20, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities to be made hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests for such documents should be directed to Karen L. Garrett, 3015 S.S.E. Loop 323, Tyler, Texas 75701, telephone: (903) 595-3701.

                                  THE COMPANY

     TCA Cable TV, Inc. is the sixteenth largest cable television system operator in the United States and presently owns or manages 64 cable television systems primarily in Texas, Louisiana and Arkansas. The Company also owns VPI Communications, Inc., the largest third party turnkey advertising insert provider for cable operators in the United States.

     The Company was organized as a Texas corporation in December 1981 to consolidate the ownership of four corporations which had been developing and operating cable systems since 1965, 1973, 1975 and 1976, respectively. The Company became publicly owned in 1982. The principal executive offices of the Company are located at 3015 S.S.E. Loop 323, Tyler, Texas 75701 and the telephone number is (903) 595-3701.

                                USE OF PROCEEDS

     Except as may otherwise be set forth in the Prospectus Supplement, the net proceeds from the sale of the Debt Securities may be used for general corporate purposes, including to repay outstanding indebtedness of the Company, and to fund potential future acquisitions or stock repurchases. Pending such application of the proceeds, the Company will invest the proceeds from the sale of the Debt Securities in certificates of deposit, United States government securities or certain other interest bearing securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the Company and its subsidiaries for the periods indicated:

                                   SIX MONTHS            YEARS ENDED OCTOBER 31,
                                     ENDED        -------------------------------------
                                 APRIL 30, 1997   1996    1995    1994    1993    1992
                                 --------------   -----   -----   -----   -----   -----
Ratio of Earnings to Fixed
  Charges(1):..................      3.80x        3.58x   4.74x   4.80x   4.01x   2.84x

---------------

(1) The ratio of earnings to fixed charges have been computed by dividing fixed charges into the sum of income before income taxes and the cumulative effect of a change in accounting principle with adjustments to appropriately reflect the Company's share of earnings and losses incurred by 50% owned affiliates accounted for under the equity method and fixed charges. Fixed charges consist of interest on all indebtedness and the interest component of operating rents.

                           HOLDING COMPANY STRUCTURE

     The Company is a holding company and its assets consist primarily of investments in its subsidiaries and majority-owned partnerships. The Company's rights and the rights of its creditors, including holders of Debt Securities, to participate in the distribution of assets of any person in which the Company owns an equity interest (including any subsidiary and majority-owned partnerships) upon such person's liquidation or reorganization will be subject to prior claims of such person's creditors, including trade creditors, except to the extent that the Company may itself be a creditor with recognized claims against such person (in which case the claims of the Company would still be subject to the prior claims of any secured creditor or such person and of any holder of indebtedness of such person that is senior to that held by the Company). Accordingly, the holder of Debt Securities may be deemed to be effectively subordinated to such claims.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of any Debt Securities and the extent, if any, to which such general provisions will not apply to such Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities.

     The Debt Securities will be issued from time to time in series under an Indenture to be entered into (the "Indenture"), between the Company and Texas Commerce Bank National Association, as Trustee (the "Trustee"). The statements set forth below are brief summaries of certain provisions contained in the Indenture, which summaries do not purport to be complete and are qualified in their entirety by reference to the Indenture, a copy of which is an exhibit to the Registration Statement of which this Prospectus is a part. Numerical references in parentheses below are to articles or sections of the Indenture. Wherever defined terms are used but not defined herein, such terms shall have the meanings assigned to them in the Indenture, it being intended that such referenced articles and sections of the Indenture and such defined terms shall be incorporated herein by reference.

     The Indenture does not limit the amount of Debt Securities which may be issued thereunder and Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. Any such limit applicable to a particular series will be specified in the Prospectus Supplement relating to that series.

     Reference is made to the Prospectus Supplement for the following terms of each series of Debt Securities in respect to which this Prospectus is being delivered: (i) the designation, date, aggregate principal amount, currency or currency unit of payment and authorized denominations of such Debt Securities;
(ii) initial public offering price or prices of the Debt Securities and any discounts or commissions paid to underwriters, dealers or agents in connection therewith; (iii) the date or dates on which such Debt Securities will mature (which may be fixed or extendible); (iv) the rate or rates (or manner of calculation thereof), if any, per annum at which such Debt Securities will bear interest; (v) the dates, if any, on which such interest will be payable; (vi) the terms of any mandatory or optional redemption (including any sinking, purchase or analogous fund) and any purchase at the option of holders (including any sinking, purchase or analogous fund) and any purchase at the option of holders; (vii) whether such Debt Securities are to be issued in the form of Global Securities and, if so, the identity of the Depository with respect to such Global Securities; and (viii) any other specific terms.

     Unless otherwise set forth in the Prospectus Supplement, interest on outstanding Debt Securities will be paid to holders of record on the date which is 15 days immediately prior to the date such interest is to be paid. Unless otherwise specified in the Prospectus Supplement, Debt

Securities will be issued in fully registered form only and in denominations of $1,000 and integral multiples thereof. Unless otherwise specified in the Prospectus Supplement, the principal amount of the Debt Securities will be payable at the corporate trust office of the Trustee in New York, New York. The Debt Securities may be presented for transfer or exchange at such office unless otherwise specified in the Prospectus Supplement, subject to the limitations provided in the Indenture, without any service charge, but the Company may require payment of a sum sufficient to cover any tax or other governmental charges payable in connection therewith. (Section 305)

RANKING

     Unless otherwise specified in a Prospectus Supplement for a particular series of Debt Securities, all series of Debt Securities will be senior indebtedness of the Company and will be direct, unsecured obligations of the Company, ranking on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Company is a holding company and the Debt Securities will be effectively subordinated to all existing and future liabilities, including indebtedness, of the Company's subsidiaries. See "Holding Company Structure."

COVENANTS

     Limitation on Subsidiary Debt. The Company shall not permit any Subsidiary of the Company to Incur or suffer to exist any Debt or issue any Preferred Stock except: (i) Debt or Preferred Stock outstanding on the date of the original issuance of the Debt Securities after giving effect to the application of the proceeds from the Debt Securities; (ii) interest rate swap or similar agreements and foreign currency hedge, exchange or similar agreements designed to provide protection against fluctuations in interest rates and currency exchange rates, respectively, provided that such agreements are entered into in, or are incidental to, the ordinary course of business or are entered into in connection with the incurrence of Debt permitted hereunder; (iii) Debt Incurred pursuant to industrial revenue or development bonds in an aggregate principal amount not to exceed $5 million at any one time outstanding; (iv) Debt Incurred or Incurrable in respect of trade letters of credit, bankers' acceptances, performance or return-of-money bonds or other obligations of a like nature Incurred in the ordinary course of business; (v) Debt or Preferred Stock issued to and held by the Company or a Wholly Owned Subsidiary of the Company, but only so long as held or owned by the Company or a Wholly Owned Subsidiary of the Company; (vi) Debt Incurred or Preferred Stock issued by a Person prior to the time (A) such Person became a Subsidiary of the Company, (B) such Person merges into or consolidates with a Subsidiary of the Company (provided that such Debt is not Guaranteed by the Company) or (C) another Subsidiary of the Company merges into or consolidates with such Person (in a transaction in which such Person becomes a Subsidiary of the Company), which Debt or Preferred Stock was not Incurred or issued in anticipation of such transaction (provided that such Debt is not Guaranteed by the Company); (vii) Debt Incurred for the purpose of financing all or any part of the purchase price or the cost of construction of or improvements (or additions to improvements) to the property of the Company or any of its Subsidiaries in an aggregate principal amount not to exceed the fair market value of such property, construction or improvements (or additions to improvements); (viii) Debt or Preferred Stock that is exchanged for, or the proceeds of which are used to refinance or refund, any Debt or Preferred Stock permitted to be outstanding pursuant to clauses (i) through (vii) (or any extension or renewal thereof) (provided that such Debt is not Guaranteed by the Company) (A) in an aggregate principal amount not to exceed the principal amount of the Debt, in the case of Debt, or the liquidation preference of the Preferred Stock, in the case of Preferred Stock, so exchanged, refinanced or refunded and
(B) provided that such Debt or Preferred Stock does not require the payment of all or a portion of the principal or liquidation value thereof (whether pursuant to purchase, redemption, defeasance, retirement, sinking fund payment, payment at stated maturity or otherwise, but excluding any payment or retirement required by virtue of acceleration of such Debt upon an event of default thereunder) prior to the scheduled maturity or maturities of the Debt or Preferred Stock being refinanced or refunded; and (ix) Debt not otherwise permitted to be Incurred pursuant to clauses (i) through (viii) above, which, together with any other outstanding Debt Incurred pursuant to this clause (ix), has an aggregate principal amount not in excess of the greater of $20 million or 10% of Consolidated Stockholders' Equity.

     Limitation on Liens. The Company shall not, and shall not permit any Subsidiary of the Company, to incur any Lien on property or assets of the Company or such Subsidiary to secure Debt without making, or causing such Subsidiary to make, effective provision for securing the Debt Securities (and, if required by its governing instruments, any other Debt of the Company or of such Subsidiary that is not subordinate to the Debt Securities) equally and ratably with such Debt as to such property for so long as such Debt will be so secured or, in the event such Debt is Debt of the Company which is subordinate in right of payment to the Debt Securities, prior to such Debt as to such property for so long as such Debt will be so secured.

     The foregoing restrictions will not apply to Liens existing at the date of the Indenture or to: (i) Liens on inventories and accounts receivable existing from time to time; (ii) Liens securing only the Debt Securities; (iii) Liens in favor of the Company; (iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company or any Subsidiary of the Company merges into or consolidates with such Person and not securing Debt Incurred in anticipation of such transaction;
(v) Liens on property existing at the time of acquisition thereof; (vi) Liens to secure Debt Incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement (or additions to improvements) of the property subject to such Liens; (vii) Liens on property of the Company or any of its Subsidiaries in favor of the United States of America or any state thereof, or any instrumentality of either, to secure certain payments pursuant to any contract or statute; (viii) Liens granted to any bank or other institution on the payments to be made by such institution to the Company or a Subsidiary of the Company pursuant to any interest rate swap or similar agreement or foreign currency hedge, exchange or similar agreement designed to provide protection against fluctuations in interest rates and currency exchange rates, respectively, provided that such agreements are entered into in, or are incidental to, the ordinary course of business or are entered into in connection with Debt permitted by the provisions described under "Limitation on Subsidiary Debt" above, between the Company or such Subsidiary and such institution; (ix) Liens to secure industrial revenue or development bonds, not to exceed $5 million at any one time outstanding; (x) mechanics', workmen's, materialmen's or similar Liens arising in the ordinary course of business; (xi) Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancing or refundings), in whole or in part, of any Debt secured by Liens referred to in the foregoing clauses (i) to
(x) so long as such Lien does not extend to any other property and the Debt so secured is not increased; (xii) Liens incurred in the ordinary course of business that are not material to the business or financial condition of the Company and its Subsidiaries taken as a whole and which do not secure Debt in an aggregate principal amount in excess of the greater of $20 million or 10% of Consolidated Stockholders' Equity at any one time outstanding; and (xiii) any Liens securing Debt owed by the Company to one or more Wholly Owned Subsidiaries of the Company (but only if such Debt is held by such Wholly Owned Subsidiaries).

     Limitation on Sale and Leaseback Transactions. The Company shall not, and shall not permit any Subsidiary of the Company, to enter into any Sale and Leaseback Transaction (except for a period not exceeding three years) unless the Company or such Subsidiary would be entitled to incur a Lien to secure Debt by reason of the provisions described in clauses (i) through (xiii) of the second paragraph under the "Limitation on Liens" covenant in an amount equal to the Attributable Value of such Sale and Leaseback Transaction without equally and ratably securing the Debt Securities.

     Limitation on Merger, Consolidation and Certain Sales of Assets. The Indenture provides that the Company will not merge or consolidate with or into, or convey, lease or transfer all or substantially all of its property to, any Person unless (a) the successor is organized and existing under the laws of the United States or any State or the District of Columbia, (b) the successor expressly assumes by supplemental indenture all of the Company's obligations under the Indenture and the Debt

Securities issued under the Indenture on the same terms and conditions and (c) immediately after giving effect to such transaction, there is no default under the Indenture. In the event a successor corporation assumes the obligations of the Company, such successor corporation shall succeed to and be substituted for the Company under the Indenture and under the Debt Securities and all obligations of the Company shall terminate. (Article 8)

     Any additional covenants pertaining to a series of Debt Securities will be set forth in a Prospectus Supplement relating to such series of Debt Securities.

     Leveraged Transactions and Changes in Control. Other than the Limitation on Subsidiary Debt, Limitation on Liens and Limitation on Sale and Leaseback Transactions covenants described above, the Indenture and the Debt Securities do not contain any covenants or other provisions designed to afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company. The Indenture does not contain provisions requiring redemption of the Debt Securities by the Company, or adjustment to any terms of the Debt Securities, upon any change in control of the Company.

CERTAIN DEFINITIONS

     For purposes of the Indenture, the following terms have the meanings set forth below.

     "Attributable Value" means, as to any particular lease under which any Person is at the time liable other than a Capital Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with GAAP, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease Obligation with like term in accordance with GAAP. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. "Attributable Value" means, as to a Capital Lease Obligation under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with GAAP.

     "Business Day" means, with respect to any series of Securities, unless otherwise specified in a Board Resolution and an Officer's Certificate with respect to a particular series of Securities, each day which is not a Saturday, Sunday or other day on which banking institutions in the pertinent Place or Places of Payment or the city in which the Corporate Trust Office is located are authorized or required by law or executive order to be closed.

     "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP. The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease or other Debt arrangements prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, participation or other equivalents (however designated) of corporate stock of such Person.

     "Consolidated Stockholders' Equity" of any Person means the consolidated stockholders' equity of such Person and its Consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP, less amounts attributable to Redeemable Stock of such Person.

     "Consolidated Subsidiaries" of any Person means all other Persons that would be accounted for as consolidated Persons in such Person's financial statements in accordance with GAAP.

     "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, Debt Securities or other similar instruments, including obligations incurred in connection with acquisition of property, assets or businesses (even though the rights and remedies of the seller in the event of a default are limited to repossession or sale of the property, assets or business), (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business (x) which are not overdue by more than 90 days or (y) which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which a proper reserve or other appropriate provision, if any, as shall be required in accordance with GAAP shall have been made), (v) every Capital Lease Obligation of such Person,
(vi) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination, (vii) every payment obligation of such Person under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination, (viii) every obligation to pay rent or other similar amounts of such Person with respect to any Sale and Leaseback Transaction to which such Person is a party and (ix) every obligation of the type referred to in clauses (i) through (viii) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise and such obligations secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured) by any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such obligation.

     "GAAP" means generally accepted accounting principles in the United States, consistently applied, that are in effect from time to time.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person,
(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or advance or supply funds for the purchase or payment of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed" and "Guaranteeing" shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit in the ordinary course of business.

     "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

     "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit agreement, security interest, lien, charge, easement (other than any title defect or easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Officers' Certificate" means a certificate signed by the Chairman of the Board, the President or a Vice President, and by the Treasurer, an Assistant Treasurer, the Controller, an Assistant Controller, the Secretary or an Assistant Secretary of the Company and delivered to the Trustee.

     "Opinion of Counsel" means a written opinion of counsel, who may (except as otherwise expressly provided in the Indenture) be an employee of or of counsel to the Company, which is delivered to the Trustee. Such counsel shall be acceptable to the Trustee, whose acceptance shall not be unreasonably withheld.

     "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Redeemable Stock" of any Person means any equity security of such Person that by its terms or otherwise is required to be redeemed prior to the Stated Maturity of the Debt Securities or is redeemable at the option of the holder thereof at any time prior to the Stated Maturity of the Debt Securities.

     "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than one year after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other similar amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

     "Significant Subsidiary" means a subsidiary of any Person that is a "significant subsidiary" as defined in Regulation S-X, as promulgated by the Commission.

     "Stated Maturity" means when used with respect to any Security or any installment of principal thereof or interest thereon means the date specified in such Security as the fixed date on which the principal, such installment of principal or interest is due and payable.

     "Subsidiary" means, with respect to any Person, any corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such Person, and any partnership, association, joint venture or other entity in which such Person owns more than 50% of the equity interests or has the power
(i) to elect a majority of the board of directors or other governing body or
(ii) to direct the policies, management or affairs thereof.

     "Voting Stock," as applied to the stock of any corporation, means stock of any class or classes (however designated) having by the terms thereof ordinary voting power to elect a majority of the members of the board of directors (or other governing body) of such corporation other than stock having such power only by reason of the happening of a contingency.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

DEFEASANCE

     The Indenture provides that the Company, at its option, (a) will be Discharged from any and all obligations in respect of any series of Debt Securities (except in each case for certain obligations to register the transfer or exchange of Debt Securities, replace stolen, lost or mutilated Debt Securities, maintain paying agencies and hold moneys for payment in trust) or
(b) need not comply with the covenant described above under "Limitation on Merger, Consolidation and Certain Sales of Assets" and any other restrictive covenant described in a Prospectus Supplement relating to such series of Debt Securities, and certain Events of Default (other than those arising out of the failure to pay interest or principal on the Debt Securities of a particular series and certain events of bankruptcy, insolvency and reorganization) will no longer constitute Events of Default with respect to such series of Debt Securities, in each case if the Company deposits with the applicable Trustee, in trust, money or the equivalent in securities of the government which issued the currency in which the Debt Securities are denominated or government agencies backed by the full faith and credit of such government, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, such series on the dates such payments are due in accordance with the terms of such series. To exercise any such option, the Company is required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that (i) the deposit and related defeasance would not cause the holders of such series to recognize income, gain or loss for Federal income tax purposes and, in the case of a Discharge pursuant to clause (a), accompanied by a ruling to such effect received from or published by the United States Internal Revenue Service and (ii) the creation of the defeasance trust will not violate the Investment Company Act of 1940. In addition, the Company is required to deliver to the Trustee an Officers' Certificate stating that such deposit was not made by the Company with the intent of preferring the holders over other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others. (Article 4)

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The Indenture provides that, if an Event of Default specified therein with respect to any series of Debt Securities issued thereunder shall have happened and be continuing, either the Trustee thereunder or the holders of 25% in aggregate principal amount of the outstanding Debt Securities of such series (or 25% in aggregate principal amount of all outstanding Debt Securities under the Indenture, in the case of certain Events of Default affecting all series of Debt Securities under the Indenture) may declare the principal of all the Debt Securities of such series to be due and payable. (Section 502)

     Events of Default in respect of any series are defined in the Indenture as being: (i) default for 30 days in payment of any interest installment with respect to such series; (ii) default in payment of principal of, or premium, if any, on, or any sinking fund or analogous payment with respect to, Debt Securities of such series when due at their stated maturity, by declaration or acceleration, when called for redemption or otherwise; (iii) default for 30 days after notice to the Company by the Trustee thereunder or by holders of 25% in aggregate principal amount of the outstanding Debt Securities of such series in the performance of any covenant in such Indenture with respect to Debt

Securities of such series; (iv) failure to pay when due, upon final maturity or upon acceleration, the principal amount of any indebtedness for money borrowed of the Company in excess of $5 million, if such indebtedness is not discharged, or such acceleration annulled, within 30 days after written notice; and (v) certain events of bankruptcy, insolvency and reorganization with respect to the Company or any Significant Subsidiary. (Section 501 and Form of the Senior Security)

     Any additions, deletions or other changes to the Events of Default which will be applicable to a series of Debt Securities will be described in the Prospectus Supplement relating to such series of Debt Securities.

     The Indenture provides that the Trustee thereunder will, within 90 days after the occurrence of a default with respect to the Debt Securities of any series, give to the holders of the Debt Securities of such series notice of all uncured and unwaived default known to it; provided that, except in the case of default in the payment of principal of, premium, if any, or interest, if any, on any of the Debt Securities of such series, the Trustee thereunder will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the Debt Securities of such series. The term "default" for the purpose of this provision means the happening of any of the Events of Default specified above, except that any grace period or notice requirement is eliminated. (Section 602)

     The Indenture contains provisions entitling the Trustee, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, to be indemnified by the holders of the Debt Securities before proceeding to exercise any right or power under the Indenture at the request of holders of the Debt Securities. (Section 603)

     The Indenture provides that the holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting proceedings for remedies available to the Trustee or exercising any trust or power conferred on the Trustee in respect of such series. (Section 512)

     The Indenture includes a covenant that the Company will file annually with the Trustee a certificate of no default or specifying any default that exists. (Section 1004)

     In certain cases, the holders of a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of such series waive any past default or Event of Default with respect to the Debt Securities of such series or compliance with certain provisions of the Indenture, except, among other things, a default not theretofore cured in payment of the principal of, premium, if any, or interest, if any, on any of the Debt Securities of such series. (Sections 513 and 1009)

MODIFICATION OF THE INDENTURE

     The Company and the Trustee may, without the consent of the holders of the Debt Securities, enter into indentures supplemental to the Indenture for, among others, one or more of the following purposes: (i) to evidence the succession of another Person to the Company, and the assumption by such successor of the Company's obligations under the Indenture and the Debt Securities of any series;
(ii) to add covenants of the Company, or surrender any rights of the Company, for the benefit of the holders of Securities of any or all series; (iii) to cure any ambiguity, or correct any inconsistency in the Indenture; (iv) to evidence and provide for the acceptance of any successor Trustee with respect to one or more series of Securities or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with the Indenture; (v) to establish the form or terms of any series of Debt Securities; and (vi) to provide any additional Events of Default. (Section 901)

     The Indenture contains provisions permitting the Company and the Trustee thereunder, with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series to be affected, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of the Debt Securities of such series to be affected, except that no such supplemental indenture may, without the consent of the holders of affected Debt Securities, among other things, change the fixed maturity of any Debt Securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce the aforesaid percentage of Debt Securities of any series the consent of the holders of which is required for any such supplemental indenture. (Section 902)

BOOK-ENTRY SYSTEM

     The provisions set forth below in this section headed "Book-Entry System" will apply to the Debt Securities of any series if the Prospectus Supplement relating to such series so indicates.

     The Debt Securities of such series will be represented by one or more global securities (collectively, a "Global Security") registered in the name of a depositary (the "DTC") or a nominee of DTC identified in the Prospectus Supplement relating to such series. Except as set forth below, a Global Security may be transferred, in whole and not in part, only to DTC or another nominee of DTC.

     Upon the issuance of a Global Security, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with DTC or its nominee ("participants"). The accounts to be credited will be designated by the underwriters, dealers or agents. Ownership of beneficial interests in a Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of interests in such Global Security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in such Global Security). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as DTC, or its nominee, is the registered holder and owner of such Global Security, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the related Debt Securities for all purposes of such Debt Securities and for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered to be the owners or holders of any Debt Securities under the Indenture or such Global Security.

     Accordingly, each Person owning a beneficial interest in a Global Security must rely on the procedures of DTC and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder of Debt Securities under the Indenture or such action which DTC, as the holder of a Global Security, is entitled to take under the Indenture or such Global Security. The Indenture permits DTC to authorize participants, as its agents, to take any action which DTC, as the holder of a Global Security, is entitled to take under the Indenture or such Global Security. The Company understands that under existing industry practice, in the event the Company requests any action of holders of Debt Securities or an owner of a beneficial interest in a Global Security desires to take any action that DTC, as the holder of such Global Security is entitled to take, DTC would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payment of principal of and premium, if any, and interest, if any, on Debt Securities represented by a Global Security will be made to DTC or its nominee, as the case may be, as the registered owner and holder of such Global Security.

     Upon receipt of any payment of principal, premium, if any, or interest, if any, in respect of a Global Security, DTC will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Security for any Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in such Global Security owning through such participants.

     Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

     Debt Securities represented by a Global Security are exchangeable for Debt Securities in definitive form of like tenor as such Global Security in denominations of $1,000 and in any greater amount that is an integral multiple thereof if (i) DTC notifies the Company that it is unwilling or unable to continue as DTC for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, (ii) the Company in its discretion at any time determines not to have all of the Debt Securities represented by a Global Security and notifies the Trustee thereof, or (iii) an Event of Default has occurred and is continuing with respect to the Debt Securities. Any Debt Security that is exchangeable pursuant to the preceding sentence is exchangeable for Debt Securities issuable in authorized denominations and registered in such names as DTC shall direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security or Global Securities of the same aggregate denominations to be registered in the name of DTC or its nominee.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement by the purchasers of the Debt Securities will be made in immediately available funds. All payments by the Company to DTC of principal and interest will be made in immediately available funds.

     The Debt Securities will trade in DTC's Same-Day Funds Settlement System until maturity, and therefore DTC will require secondary trading activity in the Debt Securities to be settled in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Debt Securities.

REGARDING THE TRUSTEE

     Texas Commerce Bank National Association is the managing agent for and a lender under one of the Company's bank credit facilities, dated as of July 21, 1995, as amended, whereunder the Texas Commerce Bank National Association and eight other domestic banks have agreed to lend up to $200 million to the Company at any time and from time to time through June 30, 2002. Texas Commerce Bank National Association has received and will in the future receive fees and compensation in connection with those and other transactions.

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities to or through underwriters, dealers or agents or directly to other purchasers. The Prospectus Supplement with respect to the Debt Securities offered thereby will describe the terms of the Offering of such Debt Securities and the method of distribution of the Debt Securities offered thereby and identify any firms acting as underwriters, dealers or agents in connection therewith.

     The Debt Securities may be distributed from time to time in one or more transactions at a fixed price or prices (which may be changed) or at prices determined as specified in the Prospectus Supplement. In connection with the sale of the Debt Securities underwriters, dealers or agents may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers for whom they may act as agent. Certain of the underwriters, dealers or agents who participate in the distribution of the Debt Securities may engage in other transactions with, and perform other services for, the Company in the ordinary course of business.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the Offering of the Debt Securities, and any discounts, concessions or commissions allowed by underwriters to dealers, are set forth in the Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on the resale of the Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against, and contribution toward, certain civil liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the issuance of certain of the Debt Securities offered by the Company hereby will be passed upon for the Company by Jackson Walker L.L.P., Dallas, Texas. Certain legal matters in connection with the issuance of certain of the Debt Securities will be passed upon for the Underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

     The consolidated balance sheets as of October 31, 1996 and 1995 and the consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended October 31, 1996, appearing in the Company's Annual Report on Form 10-K, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report, which includes an explanatory paragraph describing the change in the method of accounting for income taxes in 1994, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

NO DEALER, SALESPERSON, OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION CONTAINED THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THAT DATE.

------------------------------------------------------------

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT
Prospectus Summary                           S-3
The Offering                                 S-6
Summary Financial Information                S-7
Use of Proceeds                              S-9
Capitalization                               S-9
Unaudited Pro Forma Condensed Consolidated
  Financial Statements                      S-10
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations                                S-15
Business                                    S-22
Description of Debentures                   S-34
Underwriting                                S-39
Index to Financial Statements                F-1
PROSPECTUS
Available Information                          2
Incorporation of Certain Documents by
  Reference                                    2
The Company                                    3
Use of Proceeds                                3
Ratio of Earnings to Fixed Charges             3
Holding Company Structure                      4
Description of Debt Securities                 4
Plan of Distribution                          14
Legal Matters                                 14
Experts                                       14

Prospectus Supplement

TCA CABLE TV, INC.
$200,000,000

6.53% DEBENTURES DUE 2028

                           [TCA CABLE TV, INC. LOGO]
CHASE SECURITIES INC.
NATIONSBANC MONTGOMERY
SECURITIES LLC

STEPHENS INC.
UBS SECURITIES

Dated February 2, 1998